Exhibit 10.4

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of June 28, 2022 (the “Effective Date”), is entered into by and among, on the one hand, Eureka Therapeutics, Inc., a Delaware corporation (“Eureka US”), and Eureka Therapeutics (Cayman), Inc., an exempted company established under the laws of the Cayman Islands and a wholly-owned subsidiary of Eureka US (“Eureka Cayman”) (Eureka US and Eureka Cayman, collectively, “Eureka”), and, on the other hand, Estrella Biopharma, Inc., a Delaware corporation (“Licensee”). Eureka and Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Eureka possesses proprietary technology and know-how related to its Artemis® Platform; and

WHEREAS, Licensee desires to obtain from Eureka, and Eureka desires to grant to Licensee, an exclusive license under the Eureka Licensed Technology to enable Licensee to pursue the Exploitation of the Licensed Products in the Field in the Licensee Territory (as such capitalized terms are defined herein), as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.	Definitions.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:

1.1.1.       “Abbreviated New Drug Application” or “ANDA” has the meaning set forth in the FD&C Act (21 U.S.C. § 355(b)(2), 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3), as amended.

1.1.2.       “Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.1.3.       “Adverse Event” means any untoward medical occurrence in a patient or subject with respect to any product, which does not necessarily have a causal relationship with the administration of such product.

1.1.4.       “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For clarity, a Person may be or become an Affiliate of another Person and may cease to be an Affiliate of such Person, in each case, during the Term. Notwithstanding the foregoing, for the purposes of this Agreement, Eureka shall not be considered an Affiliate of Licensee and Licensee shall not be considered an Affiliate of Eureka.

1.1.5.       “Agreement” has the meaning set forth in the preamble.

1.1.6.       “Agreement Know-How” means any Know-How developed or invented during the Term by a Party’s or its Affiliates’, licensees’, Sublicensees’ or Subcontractors’ employees, agents, independent contractors, or consultants, or any Persons contractually required to assign or license such Know-How to a Party or any Affiliate of a Party, either alone or jointly with the other Party’s or its Affiliates’, licensees’, Sublicensees’ or Subcontractors’ employees, agents, independent contractors, or consultants, or any Persons contractually required to assign or license such Know-How to such other Party or any Affiliate of such other Party, in each case, in the performance of activities under this Agreement.

1.1.7.       “Agreement Patent Rights” means any Patent Rights that (a) have a priority date after the Effective Date and (b) Cover or otherwise claim any Agreement Know-How.

1.1.8.       “Alliance Manager” has the meaning set forth in Section 2.1.

1.1.9.       “Artemis® Platform” means Eureka’s TCR-based effector domain comprising portions of the γ and δ TCR chains and the methods, processes, and materials related to the use of such effector domain, including methods to add modular components to such effector domain to optimize T-Cell activation and expansion.

1.1.10.    “Association of Southeast Asian Nations” means the countries of Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam.

1.1.11.     “Auditor” has the meaning set forth in Section 8.6.3.

1.1.12.     “Bankrupt Party” has the meaning set forth in Section 7.8.

1.1.13.     “Bankruptcy Code” has the meaning set forth in Section 13.4.

1.1.14.    “BLA” means a Biologic License Application for a Licensed Product requesting permission to place a biological product on the market in accordance with 21 C.F.R. Part 601, and all supplements or amendments thereto, filed pursuant to the requirements of the FDA, or an equivalent application (a) in the event that the FDA determines that an NDA rather than a BLA is the appropriate mechanism for requesting such approval, or (b) filed with a Regulatory Authority in a country other than the United States.

1.1.15. “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in California, United States.

1.1.16. “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period will extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter will end upon the expiration or termination of this Agreement.

1.1.17. “Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2022, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending 12 consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.1.18. “CD19” means the target corresponding to the B lymphocyte antigen Cluster of Differentiation 19.

1.1.19. “CD22” means the target corresponding to the B lymphocyte antigen Cluster of Differentiation 22.

1.1.20. “CD19 Binder” means the CD19-binding domain of the anti-CD19 antibody clone(s) listed in Schedule 1.1.20.

1.1.21. “CD22 Binder” means the CD22-binding domain of the anti-CD22 antibody clone(s) listed in Schedule 1.1.21.

1.1.22. “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations or capital requirements of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

1.1.23. “China” means the People’s Republic of China, which for the purpose of this Agreement excludes Hong Kong, the Special Administrative Region of Macau, and Taiwan.

1.1.24. “Clinical Supply Agreement” has the meaning set forth in Section 6.2.

1.1.25. “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Optional Clinical Trial, Phase 4 Required Clinical Trial, Pivotal Clinical Trial, or any other human clinical trial conducted for the purpose of obtaining or maintaining Regulatory Approval, as applicable.

1.1.26. “CMC” means, chemistry, manufacturing and controls with respect to a product, which includes (a) manufacturing and process development records for such product and (b) all chemistry, manufacturing and control procedures necessary or reasonably useful for the manufacture of such product.

1.1.27. “Combination Product” means a Licensed Product that is sold in the form of a combination containing or comprising a Licensed Therapeutic together with one or more other therapeutically active biological or pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single price) (such additional therapeutically active biological or pharmaceutical agent, an “Other Component”), or defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent (but, in any event, excluding devices, drug delivery vehicles, adjuvants, solubilizers and excipients).

1.1.28. “Commercial Supply Agreement” has the meaning set forth in Section 6.3.

1.1.29. “Commercialization” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a product, and activities directed to obtaining Pricing and Reimbursement Approvals, as applicable. “Commercialize”, “Commercialized”, and “Commercializing” have correlative meanings.

1.1.30. “Commercialization Wind-Down Period” has the meaning set forth in Section 13.6.5.

1.1.31. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Licensee with respect to any objective related to the Development, Regulatory Approval, or Commercialization of a product, the efforts and resources to accomplish such objective as a biopharmaceutical company would normally use to accomplish a similar objective under similar circumstances based on conditions then prevailing for other biopharmaceutical products that are at a similar stage in its development or product life and are of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product (including Patent Rights coverage and Regulatory Exclusivity), the likelihood of Regulatory Approval given the Regulatory Authority involved, and the profitability and commercial potential of the product (excluding amounts due under this Agreement).

1.1.32. “Committee” means the Joint Steering Committee, the Joint Development Committee, the Joint Commercialization Committee or any committees formed by the Joint Steering Committee pursuant to Section 2.2.2.11, as applicable.

1.1.33. “Competing Infringement” has the meaning set forth in Section 12.4.1.

1.1.34. “Confidential Information” means any and all confidential or proprietary information and data and all other scientific, technical, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, whether or not marked as “confidential” or with any similar designation, and which is or has been provided by one Party to the other Party in connection with this Agreement.

1.1.35. “Control” means, with respect to any Patent Rights, Know-How or Regulatory Materials, the possession (whether by ownership, license or sublicense, other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) by a Party of the ability to assign or grant to the other Party the licenses, sublicenses or rights to access and use such Patent Rights, Know- How or Regulatory Materials as provided for in this Agreement, without (a) violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use, and (b) incurring any additional payment obligations to a Third Party that are not subject to an allocation agreed between the Parties pursuant to this Agreement or otherwise in writing. “Controlled” has a correlative meaning.

Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patent Rights, Know-How or Regulatory Materials that are owned or in-licensed by an Acquirer except (i) if such Patent Rights, Know-How or Regulatory Materials owned or in-licensed by the Acquirer were generated from participation by employees or consultants of such Acquirer in furtherance of Exploitation activities with respect to the Licensed Products under this Agreement after such Change of Control, (ii) for any Patent Rights, Know-How or Regulatory Materials owned or in-licensed by such Acquirer not used in the performance of Exploitation activities with respect to the Licensed Products under this Agreement prior to the consummation of such Change of Control that, after the consummation of such Change of Control, are used by such acquired Party or any of its Affiliates in the performance of Exploitation activities with respect to the Licensed Products under this Agreement, or (iii) if, prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patent Rights, Know-How or Regulatory Materials owned or in-licensed by such Acquirer, in each of which cases ((i)–(iii)), such Patent Rights, Know-How or Regulatory Materials owned or in-licensed by such Acquirer will be deemed Controlled by the acquired Party for purposes of this Agreement.

1.1.36. “Cover” with respect to a Licensed Product under this Agreement or a product of a Third Party, means that, but for a license granted to a Person under a claim included in a Patent Right, the Exploitation of such Licensed Product or such product, as applicable, in the Field in the relevant Territory by such Person would infringe such claim, where the reference to “claim” in this definition includes the claims of any pending patent application as if issued. “Covering” and “Covered” have correlative meanings.

1.1.37. Development” means, with respect to any product, any and all activities that relate to obtaining, maintaining or expanding Regulatory Approval of such product, including any and all activities related to the identification, profiling, characterization, CMC activities, clinical drug development activities conducted before or after obtaining Regulatory Approval for such product that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval of such product, together with all activities related to pharmacokinetic profiling, design and conduct of Clinical Trials of such product, pharmacovigilance activities, Adverse Event reporting, and regulatory affairs, statistical analysis, report writing and the creation and submission of Regulatory Materials related to the foregoing (including the services of outside advisors and consultants in connection therewith); but excluding, in each case, any activities directed to Commercialization or Manufacturing. “Develop”, “Developed”, and “Developing” have correlative meanings.

1.1.38. “Development Milestone Event” has the meaning set forth in Section 8.2.1.

1.1.39. “Development Milestone Payment” has the meaning set forth in Section 8.2.1.

1.1.40. “Development Plan” has the meaning set forth in Section 3.2.

1.1.41. “Disclosing Party” has the meaning set forth in Section 9.1.1.

1.1.42. “Dollars” or “$” means the legal tender of the United States of America.

1.1.43. “Drug Product” has the meaning set forth in Section 6.1.

1.1.44. “Effective Date” has the meaning set forth in the preamble.

1.1.45. “EMA” means the European Medicines Agency or any successor entity.

1.1.46. “Eureka” has the meaning set forth in the preamble.

1.1.47. “Eureka Agreement Know-How” means any Agreement Know-How developed or invented solely by Eureka’s or its Affiliates’, licensees’, Sublicensees’ or Subcontractors’ employees, agents, or independent contractors or consultants, or any Persons contractually required to assign or license such Agreement Know-How to Eureka or its Affiliate.

1.1.48. “Eureka Agreement Patent Rights” means those Agreement Patent Rights that Cover or otherwise claim Eureka Agreement Know-How.

1.1.49. “Eureka Agreement Technology” means, collectively, the Eureka Agreement Know-How and Eureka Agreement Patent Rights.

1.1.50. “Eureka Controlled Patent Rights” has the meaning set forth in Section 12.3.2.1.

1.1.51. “Eureka Indemnitees” has the meaning set forth in Section 11.1.

1.1.52. “Eureka Licensed Know-How” means any and all Know-How that: (a) is Controlled by Eureka or its Affiliates as of the Effective Date or during the Term, and (b) (i) is necessary for the Exploitation of any Licensed Products in the Field or (ii) is reasonably useful for the Exploitation of any Licensed Products in the Field and, solely in the case of clause (ii), that Eureka or any of its Affiliates has used, or uses, in connection with the Exploitation of the Licensed Products in the Eureka Territory, including all Eureka Agreement Know-How but excluding Eureka’s interest in Joint Agreement Know- How.

1.1.53. “Eureka Licensed Patent Rights” means all Patent Rights that: (a) are Controlled by Eureka or its Affiliates as of the Effective Date or during the Term, and (b) (i) are necessary for the Exploitation of any Licensed Products in the Field or (ii) are reasonably useful for the Exploitation of any Licensed Products in the Field and, solely in the case of clause (ii), that Eureka or any of its Affiliates has used, or uses, in connection with the Exploitation of the Licensed Products in the Eureka Territory, including all Eureka Agreement Patent Rights but excluding Eureka’s interest in the Joint Agreement Patent Rights. The Eureka Licensed Patent Rights existing as of the Effective Date are set forth on Schedule 1.1.53.

1.1.54. “Eureka Licensed Technology” means, collectively, the Eureka Licensed Know-How, the Eureka Licensed Patent Rights and Eureka’s interest in the Joint Agreement Technology.

1.1.55. “Eureka Manufacturing Know-How” means Eureka Licensed Know-How (including all historical process or analytical information (i.e., all experimentally or literature-derived data used to Manufacture the Licensed Products)) that is necessary or reasonably useful to enable the Manufacture of the Licensed Products.

1.1.56. “Eureka Product Trademarks” has the meaning set forth in Section 4.7.2.1.

1.1.57. “Eureka Retained Rights” has the meaning set forth in Section 7.1.4.

1.1.58. “Eureka Territory” means Greater China and the Association of Southeast Asian Nations. Each country, territory or administrative region of the Eureka Territory will be deemed and be referred to as a “country” for all purposes in this Agreement.

1.1.59. “Exclusivity Term” means the period commencing on the Effective Date and ending on the date on which there no longer are any Valid Claims within the Eureka Licensed Patent Rights Covering any Licensed Product in any country of the Licensee Territory.

1.1.60. “Executive Officer” means, for Eureka, its Chief Executive Officer or another senior executive designee with responsibilities and seniority comparable thereto, and for Licensee, its Chief Executive Officer or another senior executive designee with responsibilities and seniority comparable thereto; provided that any of the foregoing individuals may designate the Chief Operating Officer or Chief Financial Officer as his/her designee for financial related matters. In the event that the position of any of the Executive Officers identified in this Section 1.1.60 no longer exists due to a Change of Control, corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.1.61. “Exploit”, “Exploiting” or “Exploitation” shall mean to make, have made, import, use, sell or offer for sale, including to Develop, Commercialize, Manufacture, or have Manufactured.

1.1.62. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.1.63. “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.1.64. “Field” means the treatment or amelioration of: (i) cancer; or (ii) auto-immune disorders.

1.1.65. “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first commercial sale in such country of such Licensed Product by Licensee or any of its Related Parties to a Third Party for end use consumption in such country following receipt of Regulatory Approval for such Licensed Product in such country. First Commercial Sale excludes transfers of a Licensed Product to Third Parties as bona fide samples, as donations, for Clinical Trial purposes or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes, in each case, without consideration.

1.1.66. “Force Majeure” has the meaning set forth in Section 14.13.

1.1.67. “FTE” means a full time person, or in the case of less than a full time person, a full time equivalent person year, carried out by an appropriately qualified employee of a Party or its Affiliates, based on 1,800 person hours per year. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time and a half or double time) toward the number of hours that are used to calculate the FTE contribution. Each employee utilized by a Party in connection with its performance under this Agreement may be less than or greater than one FTE based on the hours actually worked by such employee and will be treated as an FTE on a pro rata basis based upon the actual number of such hours worked divided by 1,800.

1.1.68. “FTE Costs” means the FTE Rate multiplied by the number of FTEs, or portion thereof, actually utilized by Eureka or its Affiliates in performing activities under this Agreement.

1.1.69. “FTE Rate” means, for the period commencing on the Effective Date until such time as the Parties agree otherwise, [***] per year, subject to annual increases beginning on January 1, 2023 to reflect percentage increase in the Consumer Price Index for the US City Average, calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year and similarly calculated year to year increases each subsequent Calendar Year.

1.1.70. “Fully Burdened Cost” means [***]. Such fully burdened costs will be calculated in accordance with GAAP, consistently applied and will be evidenced by invoices or other written documentation.

1.1.71. “GAAP” means generally accepted accounting principles as practiced in the United States, as consistently applied.

1.1.72. “Generic Competition” in a country of the Licensee Territory means (a) a Generic Product with respect to a Licensed Product is being marketed and sold by a Third Party (without a license, authorization or other grant of rights by Eureka or Licensee or any of such Party’s respective Related Parties) in such country in a Calendar Quarter and (b) the aggregate Net Sales of such Licensed Product in such country in such Calendar Quarter has fallen by the applicable percentage specified in Section 8.4.3 as measured against the aggregate Net Sales for such Licensed Product in such country in the Calendar Quarter immediately preceding the first sale of the applicable Generic Product in such country.

1.1.73. “Generic Product” means (a) (i) a Third Party product containing the same active ingredient as that contained in a Licensed Product (whether approved under an ANDA, or other applicable abbreviated or expedited approval process), and (ii) where bioequivalence of such Third Party product to such Licensed Product has been asserted to a Regulatory Authority in the application for approval of such product, or (b) such Third Party product is approved by the applicable Regulatory Authority based upon or in reliance upon safety and efficacy data for such Licensed Product generated by Eureka or any of its Related Parties or Licensee or any of its Related Parties.

1.1.74. “Global Trade Control Laws” means the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, E.U. Council Regulations on export controls, including Nos. 428/2009, 267/2012, other E.U. Council sanctions regulations, as implemented in the E.U. member states, United Nations sanctions policies, and all relevant regulations made under any of the foregoing.

1.1.75. “Government Official” means any official, officer, employee, or representative of: (a) any federal, state, provincial, administrative division, county, or municipal government or any department or agency thereof; (b) any public international organization or any department or agency thereof; or (c) any company or other entity owned or controlled by any government or Governmental Authority

1.1.76. “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.1.77. “Greater China” means China, Hong Kong, Macau, and Taiwan.

1.1.78. “High-Dose Trial” means any Clinical Trial involving a dose or dosing frequency of a Licensed Product higher than those doses and dosing frequencies then approved for a Licensed Product by any Regulatory Authority anywhere in the world or used in any active Clinical Trial then being conducted by or on behalf of Eureka for the Eureka Territory.

1.1.79. “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

1.1.80. “IFRS” means International Financial Reporting Standards, as consistently applied.

1.1.81. “IND” means an Investigational New Drug Application filed with the FDA or an analogous application or filing with any analogous Regulatory Authority outside of the U.S. for the purposes of obtaining permission to conduct human clinical trials in such jurisdiction, including a clinical trial application.

1.1.82. “Indemnified Party” has the meaning set forth in Section 11.3.

1.1.83. “Indemnifying Party” has the meaning set forth in Section 11.3.

1.1.84. “Infringement” has the meaning set forth in Section 12.4.1.

1.1.85. “Infringement Action” has the meaning set forth in Section 12.4.2.1.

1.1.86. “Initiating Party” has the meaning set forth in Section 12.4.2.5.

1.1.87. “Intellectual Property” means all Patent Rights, rights to Know-How, copyrights, design rights, trademarks, and all other intellectual property rights (whether registered or unregistered) and all registrations, applications and rights to apply for any of the foregoing, anywhere in the world however denominated.

1.1.88. “Invalidity Action” has the meaning set forth in Section 12.6.

1.1.89. “Joint Agreement Know-How” means any Agreement Know-How developed or invented jointly by a Party’s or its Affiliates’, licensees’, Sublicensees’ or Subcontractors’ employees, agents, independent contractors, or consultants, or any Persons contractually required to assign or license such Agreement Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’ or Subcontractors’ employees, agents, independent contractors, or consultants, or any Persons contractually required to assign or license such Agreement Know-How to such other Party or any Affiliate of such other Party, on the other hand.

1.1.90. “Joint Agreement Patent Rights” means those Agreement Patent Rights that Cover or otherwise claim Joint Agreement Know-How.

1.1.91. “Joint Agreement Technology” means, collectively, Joint Agreement Know- How and Joint Agreement Patent Rights.

1.1.92. “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.4.1.

1.1.93. “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.3.1.

1.1.94. “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2.1.

1.1.95. “JRA Exception” has the meaning set forth in Section 12.1.2.

1.1.96. “JW Therapeutics” means JW (Cayman) Therapeutics Co. Ltd., JWS Therapeutics Investment Co. Ltd., and its Affiliates.

1.1.97. “Know-How” means all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), and Materials, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.1.98. “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority, including if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority).

1.1.99. “Licensed Product” means any product containing a Licensed Therapeutic, whether as the sole therapeutically active ingredient or in combination with one or more Other Components, and in any form, presentation, formulation, dosage strength, or method of delivery.

1.1.100.       “Licensed Therapeutic” means any T-Cell product that incorporates: (a) the Artemis® Platform and (b)(i) the CD19 Binder and/or (ii) the CD22 Binder,

1.1.101.       “Licensee” has the meaning set forth in the preamble.

1.1.102.       “Licensee Agreement Know-How” means any Agreement Know-How developed or invented solely by Licensee’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, independent contractors, or consultants, or any Persons contractually required to assign or license such Agreement Know-How to Licensee or its Affiliates.

1.1.103.       “Licensee Agreement Patent Rights” means those Agreement Patent Rights that Cover or otherwise claim Licensee Agreement Know-How.

1.1.104.       “Licensee Agreement Technology” means, collectively, the Licensee Agreement Know-How and Licensee Agreement Patent Rights.

1.1.105.       “Licensee Indemnitees” has the meaning set forth in Section 11.2.

1.1.106.       “Licensee Product Trademarks” has the meaning set forth in Section 4.7.1.1.

1.1.107.       “Licensee Retained Rights” has the meaning set forth in Section 7.2.3.

1.1.108.       “Licensee Territory” means all countries of the world other than the Eureka Territory.

1.1.109.       “Licensee Territory Commercialization Plan” has the meaning set forth in Section 4.2.

1.1.110.       “Losses” has the meaning set forth in Section 11.1.

1.1.111.       “MAA” shall mean a Marketing Authorization Application or other application or submission submitted to the EMA, pursuant to the centralized approval procedure or, if such centralized approval procedure is not used, to the applicable Regulatory Authority of a country in the E.U. with respect to the mutual recognition, de-centralized or any other national approval, for approval to commercially sell a Licensed Product in that country or in that group of countries or equivalent foreign applications to a Regulatory Authority for approval to commercially sell a Licensed Product in any country or jurisdiction in the Territory other than an NDA or BLA.

1.1.112.       “Macau” means the Macau Special Administrative Region of the People’s Republic of China.

1.1.113.       “Major European Country” means France, Germany, Italy, Spain or the United Kingdom.

1.1.114.       “Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufactured” and “Manufacturing” have correlative meanings.

1.1.115.       “Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical or physical materials and other similar materials.

1.1.116.       “Milestone Payments” has the meaning set forth in Section 8.2.2.

1.1.117.       “Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced or received by or on behalf of Licensee or any of its Related Parties for any Licensed Product sold to Third Parties (other than Sublicensees, but including wholesalers and distributors) in bona fide, arms- length transactions, as determined in accordance with IFRS consistently applied less the following permitted deductions (each as calculated in accordance with IFRS consistently applied):

[***].

1.1.118.       “New License Agreement” has the meaning set forth in Section 13.6.7.

1.1.119.       “NDA” means any New Drug Application pursuant to the FD&C Act submitted to the FDA or an equivalent application (a) in the event that the FDA determines that a BLA rather than an NDA is the appropriate mechanism for requesting such approval, or (b) submitted to a Regulatory Authority in a country or group of countries in the Territory to obtain Regulatory Approval (but not Pricing and Reimbursement Approval ) to Commercialize a Licensed Product in that country or in that group of countries.

1.1.120.       “NMPA” means the National Medical Products Administration, or any successor agency with a similar scope of responsibility regarding the regulation of human pharmaceutical products in China.

1.1.121.       “Non-Bankrupt Party” has the meaning set forth in Section 7.8.

1.1.122.       “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.1.123.       “Orange Book” has the meaning set forth in Section 12.8.

1.1.124.       “Other Components” has the meaning set forth in Section 1.1.27.

1.1.125.       “Other Covered Party” means any political party or party official, or any candidate for political office.

1.1.126.       “Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or any of its Affiliates to Third Parties and specifically identifiable and incurred to conduct such activities for a Licensed Product, including payments to contract personnel (including contractors, consultants and subcontractors).

1.1.127.       “Party” or “Parties” has the meaning set forth in the preamble.

1.1.128.       “Patent Challenge” has the meaning set forth in Section 13.5.

1.1.129.       “Patent Costs” means the out-of-pocket costs and expenses paid to outside legal counsel and other Third Parties for, and filing and maintenance expenses incurred in, enforcing, defending, and Prosecuting and Maintaining Patent Rights.

1.1.130.       “Patent Rights” means any and all (a) patents, (b) patent applications, including all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patent rights granted thereon, (c) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates and equivalents thereof, (d) inventor’s certificates, letters patent, or (e) any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections (a) through (e) above, anywhere in the world.

1.1.131.       “Patent Term Extensions” has the meaning set forth in Section 12.7.

1.1.132.       “Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.1.133.       “Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.

1.1.134.       “Phase 1 Clinical Trial” means a clinical trial of an investigational product in patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future trials as described in 21 C.F.R. 312.21(a), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.1.135.       “Phase 2 Clinical Trial” means a Clinical Trial of an investigational product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States including a human Clinical Trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Trial (e.g., a phase 1/2 Clinical Trial).

1.1.136.       “Phase 3 Clinical Trial” means a clinical trial of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

1.1.137.       “Phase 4 Optional Clinical Trial” any post-approval Clinical Trial for a product in a country with respect to any indication for which Regulatory Approval has been received in a particular country, including investigator-initiated clinical trials initiated after Regulatory Approval of a product or post-marketing surveillance studies of a product, in each case, that is not a Phase 4 Required Clinical Trial.

1.1.138.       “Phase 4 Required Clinical Trial” means any post-approval Clinical Trial initiated following receipt of Regulatory Approval for a product in a country in an indication or to be conducted after receipt of Regulatory Approval of a product in an indication, in each case, that was required by the applicable Regulatory Authority in any country in the Territory as a condition of receiving or maintaining a Regulatory Approval for such product with respect to such indication in such country (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for such product in such indication in such country) or that is required for a label extension for a product in such country.

1.1.139.       “Pivotal Clinical Trial” means an adequate and well-controlled Clinical Trial (as defined in 21 C.F.R. § 314.126, as amended from time to time, or corresponding regulations in jurisdictions other than the United States) that is designed to demonstrate the effectiveness of a Licensed Product in a given Field, is intended to be sufficient, without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of the active substance(s) of such Licensed Product established by a Regulatory Authority in any particular jurisdiction, and is intended to support a regulatory filing seeking Regulatory Approval of such Licensed Product in such particular jurisdiction, regardless of whether such Clinical Trial is captioned as a Phase 2 Clinical Trial, Phase 2b Clinical Trial, Phase 2/3 Clinical Trial or Phase 3 Clinical Trial, but excluding a Phase 1 Clinical Trial.

1.1.140.       “Pricing and Reimbursement Approval” means an approval, agreement, determination or other decision by the applicable Governmental Authority of a country or jurisdiction that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authority or other applicable Governmental Authority in such country or jurisdiction.

1.1.141.       “Proceeding” means an action, suit or other proceeding before a governmental tribunal.

1.1.142.       “Product Trademarks” means the product specific Trademark(s) to be used by a Party or its Affiliates or its or their respective licensees’, Sublicensees’ and Subcontractors’ in the Exploitation of the Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding any trademarks, service marks, names, or logos that include any corporate name or logo of the Parties or their Affiliates).

1.1.143.       “Promotional Materials” has the meaning set forth in Section 4.6.

1.1.144.       “Prosecution and Maintenance” means, with regard to a particular Patent Right, collectively, the preparation, filing, prosecution and maintenance of such Patent Right (together with any re-examinations, reissues and the like with respect to such Patent Right), and the defense against a declaratory judgment action, inter partes review, opposition proceeding, interference, or other similar action challenging any such Patent Right, other than with respect to (a) any counter claims or defenses in any Infringement Action brought by the other Party pursuant to Section 12.4, or (b) any action by a Third Party in response to an Infringement Action brought by the other Party, which, in both cases ((a) and (b)), will be controlled by such other Party that brought such Infringement Action. “Prosecute and Maintain” and “Prosecuting and Maintaining” have correlative meanings.

1.1.145.       “Prosecuting Party” means, with respect to any Patent Right, the Party that is responsible for the Prosecution and Maintenance of such Patent Right pursuant to Section 12.3.1.1 or Section 12.3.2.1, as applicable, or Section 12.3.1.2 or Section 12.3.2.2, as applicable.

1.1.146.       “Public Statement” has the meaning set forth in Section 9.3.

1.1.147.       “Purple Book” has the meaning set forth in Section 12.8.

1.1.148.       “Receiving Party” has the meaning set forth in Section 9.1.1.

1.1.149.       “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of a product for one or more indications in such country or regulatory jurisdiction, excluding any Pricing and Reimbursement Approvals in such country or regulatory jurisdiction.

1.1.150.       “Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Exploitation (including Regulatory Approval or Pricing and Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, and any corresponding national or regional regulatory authorities.

1.1.151.       “Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to a product in a country or jurisdiction in the Territory that prohibits the Commercialization of a Generic Product, including orphan drug exclusivity or pediatric exclusivity.

1.1.152.       “Regulatory Filing” means any submission to a Regulatory Authority, including all applications, registrations, licenses, authorizations and approvals (including Regulatory Approvals), together with any related correspondence and documentation submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical trials and tests, relating to a product and all data contained in any of the foregoing, including all INDs, BLAs, NDAs, regulatory drug lists, advertising and promotion documents, clinical data, Adverse Event files and complaint files, and include any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto.

1.1.153.       “Regulatory Materials” means any regulatory notification, communication, correspondence, Regulatory Filings, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority related to obtaining marketing authorization or Exploiting a pharmaceutical product in a particular country or jurisdiction.

1.1.154.       “Related Party(ies)” means, (a) with respect to Licensee, Licensee’s Affiliates and Sublicensees, and (b) with respect to Eureka, Eureka’s Affiliates and Sublicensees.

1.1.155.       “Reporting Party” has the meaning set forth in Section 5.1.2.

1.1.156.       “Restricted Party” means any individual or entity on one or more of the Restricted Party Lists.

1.1.157.       “Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the entities subject to restrictive measures and the consolidated list of Persons, Groups, and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy.

1.1.158.       “Reversion License” has the meaning set forth in Section 13.6.2.1.

1.1.159.       “Reversion Trademarks” has the meaning set forth in Section 13.6.8.

1.1.160.       “Royalty Term” has the meaning set forth in Section 8.4.1.

1.1.161.       “Sales Milestone Event” has the meaning set forth in Section 8.2.

1.1.162.       “Sales Milestone Payment” has the meaning set forth in Section 8.2.1.

1.1.163.       “Securitization Transaction” has the meaning set forth in Section 14.1.2.

1.1.164.       “Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) or a congenital anomaly/birth defect or (f) significant intervention required to prevent permanent impairment or damage.

1.1.165.       “Singapore” means the Republic of Singapore.

1.1.166.       “Subcontractor” means a Third Party contractor (including contract research organizations, contract manufacturing organizations or Third Party distributors) engaged by a Party or its Affiliates on a fee-for-service basis to perform certain services or activities on behalf of and for the benefit of such Party or its Affiliates or exercise certain rights on behalf of such Party or its Affiliates, in each case, under this Agreement.

1.1.167.       “Sublicensee” means a Third Party to which a Party or its Affiliate has granted or grants rights under the rights granted to such Party pursuant to this Agreement to Develop or Commercialize a Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights), other than any Subcontractor that is granted any such sublicense or other rights solely for the purpose of performing specific limited services or activities solely on behalf of and for the benefit of a Party or its Affiliate.

1.1.168.       “Syracuse” means Syracuse Biopharma (Cayman) Ltd.

1.1.169.       “Syracuse License Agreement” means that certain Amended and Restated License Agreement effective as of June 30, 2020, by and among, on the one hand, Eureka US and Eureka Cayman, and, on the other hand, JW Therapeutics (as assignee of Syracuse pursuant to that Assignment and Assumption Agreement dated as of June 30, 2020).

1.1.170.       “T-Cell” means a T-lymphocyte.

1.1.171.       “Technology Transfer Plan” has the meaning set forth in Section 3.4.3.1.

1.1.172.       “Term” has the meaning set forth in Section 13.1.

1.1.173.       “Territory” means the Eureka Territory and the Licensee Territory, individually or collectively as the context requires.

1.1.174.       “Third Party” means any Person other than Licensee, Eureka or their respective Affiliates.

1.1.175.       “Third Party Claims” has the meaning set forth in Section 11.1.

1.1.176.       “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.1.177.       “United States” or “U.S.” means the United States and its territories, possessions and commonwealths.

1.1.178.       “Valid Claim” means a claim of a Patent Right that (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer. In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not have been pending for more than seven years from the filing date of the first utility patent application (or equivalent concept in any such country) in the patent application family in the country in question, in which case it will cease to be considered a Valid Claim until the patent issues and recites said claim.

2.	GOVERNANCE

2.1.         Alliance Manager. Promptly following the Effective Date, each Party will designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to Licensed Products (each, an “Alliance Manager”). Each Alliance Manager may also serve as a representative of its respective Party on the JSC.

2.2.	Joint Steering Committee.

2.2.1.      Formation; Composition; Dissolution. Within 30 days after the Effective Date, the Parties will establish a committee (the “Joint Steering Committee” or “JSC”) to oversee the Development and Commercialization of the Licensed Products by Licensee and its Related Parties in the Licensee Territory. Each Party will initially appoint one representative to the JSC, with each representative having knowledge and expertise in the Development and Commercialization of products similar to the Licensed Products, and having sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility. The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC will consist at all times of an equal number of representatives of each of Eureka and Licensee. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants have no voting authority at the JSC and are bound under written obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JSC will be chaired by a chairperson designated by Eureka, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. The JSC will exist for so long as the JDC or JCC exists or there is at least one Licensed Product being Developed or Commercialized under this Agreement.

2.2.2.      Specific Responsibilities of the JSC. The JSC will have the following responsibilities:

2.2.2.1.       reviewing, discussing and approving the Development strategy for the Licensed Products in the Licensee Territory;

2.2.2.2.       approving the Development Plan for the Licensed Products in the Licensee Territory and any amendments thereto;

2.2.2.3.       approving any Clinical Trial for any Licensed Product in the Licensee Territory;

2.2.2.4.       discussing and determining whether to approve Licensee’s engagement of any company located in the Licensee Territory as a Subcontractor to provide Development services in connection with the Licensed Products;

2.2.2.5.       approving the commercial positioning with respect to target patients of the Licensed Products in the Licensee Territory and approving any proposed material changes thereto;

2.2.2.6.       approving the key promotional message with respect to the Licensed Products in the Licensee Territory and approving any proposed material changes thereto;

2.2.2.7.       approving the Licensee Territory Commercialization Plan for each Licensed Product, including, in each case, any amendments thereto;

2.2.2.8.       reviewing, discussing and providing input on the strategy with respect to pricing matters, including the price negotiation strategy with Regulatory Authorities for the Licensed Products in the Licensee Territory, and approving such strategy with respect to pricing matters (including the price bands for purposes of such strategy) for the Licensed Products in the Licensee Territory;

2.2.2.9.       reviewing, discussing and determining whether to approve the Licensee Product Trademarks, as described in Section 4.7.1.1;

2.2.2.10.       resolving any issues escalated by, or disputes within, the JDC or JCC; and

2.2.2.11.       establishing such additional joint subcommittees as it deems necessary to oversee activities relating to the Licensed Products in the Licensee Territory.

2.2.3.      Meetings. The JSC will meet at least once per Calendar Year, unless the Parties mutually agree in writing to a different frequency. The JSC may meet in person, by videoconference or by teleconference. Meetings of the JSC will be effective only if at least one representative of each Party is present or participating in such meeting. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. No later than five Business Days prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the Alliance Managers together will prepare and circulate an agenda for such meeting; provided, however, that either Party will be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting, and any Party which will be presenting to the JSC at any meeting as part of such agenda will prepare and provide detailed materials to the JSC representatives to support discussion. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least 10 Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the Alliance Manager to provide the members of the JSC no later than three Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JSC chairperson will be responsible for preparing reasonably detailed written minutes of JSC meetings that reflect all decisions made and action items identified at such meetings. The JSC chairperson will send meeting minutes to each member of the JSC for review and approval within 10 Business Days after each JSC meeting. Minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within five Business Days of receipt. Any material changes proposed to any meeting minutes by either Party’s members of the JSC will be promptly circulated by the JSC chairperson to each member of the JSC for review and approval within five Business Days of receipt, with such process repeating until the meeting minutes are approval by all JSC members. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by the Alliance Managers.

2.2.4.      Decision-Making. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach unanimous agreement on an issue that comes before the JSC within 15 days of the meeting where such issue was raised and over which the JSC has oversight, the Parties will refer such issue for resolution in accordance with Section 2.5.

2.3.	Joint Development Committee.

2.3.1.      Formation; Composition; Dissolution. Within 30 days after the Effective Date, the Parties will establish a committee (the “Joint Development Committee” or “JDC”) to coordinate the Development of the Licensed Products by Licensee and its Related Parties in the Licensee Territory. Each Party will initially appoint one representatives to the JDC, with each representative having knowledge and expertise in the Development of molecules and products similar to the Licensed Products and having sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time by mutual consent of the Parties, provided that the JDC will consist at all times of an equal number of representatives of each of Eureka and Licensee. Each Party may replace its JDC representatives at any time upon written notice to the other Party. The JDC may invite non-members to participate in the discussions and meetings of the JDC, provided that such participants have no voting authority at the JDC and are bound under written obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JDC will be chaired by a chairperson designated by Licensee, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. The JDC will exist for so long as at least one Licensed Product is being Developed under this Agreement.

2.3.2.      Specific Responsibilities of the JDC. The JDC will have the following responsibilities:

2.3.2.1.       facilitating the provision of information by Licensee to Eureka with respect to the status of, and activities for, the Development of the Licensed Products by or on behalf of Licensee or its Related Parties in the Licensee Territory, including specific information relating to ongoing safety issues or issues that can impact the label for a Licensed Product in either the Licensee Territory or the Eureka Territory;

2.3.2.2.       overseeing and reviewing the Development of each Licensed Product in the Licensee Territory, including (a) discussing Development updates from Licensee and its Related Parties, (b) updating the JSC on such Development (including activities by any Subcontractors), and (c) promptly reporting to the JSC any material deviation under the Development Plan (e.g., a delay of three months or more in the timing associated with any activity under the Development Plan);

2.3.2.3.       reviewing and providing input on the Development Plan, including any proposed amendments thereto for approval by the JSC;

2.3.2.4.       reviewing and providing input on any Clinical Trial protocol for any Licensed Product in the Licensee Territory for approval by the JSC;

2.3.2.5.       creating, implementing and reviewing the overall strategy regarding Regulatory Approval of Licensed Products in the Licensee Territory, including content of label or other prescribing information;

2.3.2.6.       without limiting Section 2.3.2.5, reviewing and providing input on any material Regulatory Filings submitted to or other Regulatory Materials submitted to or received from any Regulatory Authorities in connection with Regulatory Approval of Licensed Products in the Licensee Territory;

2.3.2.7.       without limiting Section 2.3.2.6 and 2.3.2.5, reviewing, discussing and determining whether to approve any relevant post-approval changes to any Regulatory Approvals for the Licensed Products in the Licensee Territory;

2.3.2.8.       without limiting Sections 2.3.2.5, 2.3.2.6 and 2.3.2.7, providing a forum to facilitate the flow of information between the Parties, as is contemplated pursuant to the terms and conditions of this Agreement, with respect to the Development and Regulatory Approval of the Licensed Products in the Licensee Territory; and

2.3.2.9.       (a) reviewing, discussing and determining whether to approve the Technology Transfer Plan and overseeing its implementation, and (b) oversee the satisfaction of obligations under Section 3.4.3.2 with respect to making Know-How available to the other Party.

2.3.3.       Meetings. The JDC will meet at least four times per Calendar Year, unless the Parties mutually agree in writing to a different frequency. The JDC may meet in person, by videoconference or by teleconference. Meetings of the JDC will be effective only if at least one representative of each Party is present or participating in such meeting. Each Party will bear the expense of its respective JDC members’ participation in JDC meetings. No later than five Business Days prior to any meeting of the JDC (or such shorter time period as the Parties may agree), the Alliance Managers together will prepare and circulate an agenda for such meeting; provided, however, that either Party will be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting, and any Party which will be presenting to the JDC at any meeting as part of such agenda will prepare and provide detailed materials to the JDC representatives to support discussion. Either Party may also call a special meeting of the JDC (by videoconference, teleconference or in person) by providing at least 10 Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the Alliance Manager to provide the members of the JDC no later than three Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JDC chairperson will be responsible for preparing reasonably detailed written minutes of JDC meetings that reflect all decisions made and action items identified at such meetings. The JDC chairperson will send meeting minutes to each member of the JDC for review and approval within 10 Business Days after each JDC meeting. Minutes will be deemed approved unless one or more members of the JDC objects to the accuracy of such minutes within five Business Days of receipt. Any material changes proposed to any meeting minutes by either Party’s members of the JDC will be promptly circulated by the JDC chairperson to each member of the JDC for review and approval within five Business Days of receipt, with such process repeating until the meeting minutes are approval by all JDC members. Minutes will be officially endorsed by the JDC at the next JDC meeting, and will be signed by the Alliance Managers.

2.3.4.       Decision-Making. The representatives from each Party will have, collectively, one vote on behalf of that Party. If the JDC cannot reach unanimous agreement on an issue that comes before the JDC within 10 days of the meeting where such issue was raised and over which the JDC has oversight, the Parties will refer such issue for resolution to the JSC.

2.4.	Joint Commercialization Committee.

2.4.1.       Formation; Composition; Dissolution. Within three months following the commencement of a Phase 3 Clinical Trial for a Licensed Product in the Licensee Territory, the Parties will establish a committee (the “Joint Commercialization Committee” or “JCC”) to coordinate the Commercialization of the Licensed Products by Licensee and its Related Parties in the Licensee Territory. Each Party will initially appoint one representatives to the JCC, with each representative having knowledge and expertise in the Commercialization of products similar to the Licensed Products and having sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JCC’s responsibilities. The JCC may change its size from time to time by mutual consent of the Parties, provided that the JCC will consist at all times of an equal number of representatives of each of Eureka and Licensee. Each Party may replace its JCC representatives at any time upon written notice to the other Party. The JCC may invite non-members to participate in the discussions and meetings of the JCC, provided that such participants have no voting authority at the JCC and are bound under written obligations of confidentiality and non-use no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The JCC will be chaired by a chairperson designated by Licensee, whose responsibilities will include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. The JCC will exist for so long as at least one Licensed Product is being Commercialized under this Agreement.

2.4.2.      Specific Responsibilities of the JCC. Subject to any limitations under applicable Law, the JCC will have the following responsibilities:

2.4.2.1.       facilitating the provision of information by Licensee to Eureka with respect to the status of, and activities for, the Commercialization of Licensed Products by or on behalf of Licensee or its Related Parties in the Licensee Territory, including information as to pricing for the Licensed Products;

2.4.2.2.       discussing and providing input on the commercial positioning with respect to target patients of the Licensed Products in the Licensee Territory, including any proposed material changes thereto, for approval by the JSC;

2.4.2.3.       discussing and providing input on the key promotional message with respect to the Licensed Products in the Licensee Territory, including any proposed material changes thereto, for approval by the JSC; and

2.4.2.4.       discussing and providing input on the Licensee Territory Commercialization Plan for each Licensed Product, including, in each case, any amendments thereto, for approval by the JSC.

2.4.3.       Meetings. The JCC will meet at least four times per Calendar Year, unless the Parties mutually agree in writing to a different frequency. The JCC may meet in person, by videoconference or by teleconference. Meetings of the JCC will be effective only if at least one representative of each Party is present or participating in such meeting. Each Party will bear the expense of its respective JCC members’ participation in JCC meetings. No later than five Business Days prior to any meeting of the JCC (or such shorter time period as the Parties may agree), the Alliance Managers together will prepare and circulate an agenda for such meeting; provided, however, that either Party will be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting, and any Party which will be presenting to the JCC at any meeting as part of such agenda will prepare and provide detailed materials to the JCC representatives to support discussion. Either Party may also call a special meeting of the JCC (by videoconference, teleconference or in person) by providing at least 10 Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the chairperson of the JCC to provide the members of the JCC no later than three Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JCC chairperson will be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all decisions made and action items identified at such meetings. The JCC chairperson will send meeting minutes to each member of the JCC for review and approval within 10 Business Days after each JCC meeting. Minutes will be deemed approved unless one or more members of the JCC object to the accuracy of such minutes within five Business Days of receipt. Any material changes proposed to any meeting minutes by either Party’s members of the JCC will be promptly circulated by the JCC chairperson to each member of the JCC for review and approval within five Business Days of receipt, with such process repeating until the meeting minutes are approval by all JCC members. Minutes will be officially endorsed by the JCC at the next JCC meeting, and will be signed by the Alliance Managers.

2.4.4.       Decision-Making. The representatives from each Party have, collectively, one vote on behalf of that Party. If the JCC cannot reach unanimous agreement on an issue that comes before the JCC within 10 days of the meeting where such issue was raised and over which the JCC has oversight, the Parties will refer such issue for resolution by the JSC. For clarity, any and all such communications or strategy involving Commercialization activities will be limited to those permitted under applicable Law.

2.5.	Resolution of Committee Disputes.

2.5.1.       Referral to Executive Officers and Executive Management. The JSC will refer any matter as to which the JSC cannot reach a consensus decision to the Executive Officers for resolution, which will include a written summary of the respective positions of the Parties. Such Executive Officers will use good faith efforts, in compliance with this Section 2.5.1, to resolve promptly such matter, which good faith efforts will include at least one meeting between such Executive Officers within 10 Business Days after the JSC’s submission of such matter to them, or such other reasonable time period upon which the Executive Officers mutually agree. If the Executive Officers are unable to reach unanimous agreement on any such matter within 60 days of the matter being presented to them, then:

2.5.1.1.       except as required by applicable Laws, and subject to Section 2.5.1.3, Licensee will have final decision-making authority over any matter relating to the Development or Commercialization of the Licensed Products by or on behalf of Licensee for the Licensee Territory, provided that such decision will not materially adversely affect the Exploitation of the Licensed Products in the Eureka Territory;

2.5.1.2.       except as required by applicable Laws, Eureka will have final decision- making authority over any matter to the extent relating to (a) the Exploitation of the Licensed Products by or on behalf of Eureka for the Eureka Territory or (b) the Manufacture of the Licensed Products for the Licensee Territory, provided that such decision will not materially adversely affect the Exploitation of the Licensed Products in the Licensee Territory;

2.5.1.3.       Eureka will have final decision-making authority over:

(a)       any Clinical Trial involving a head-to-head comparison of a Licensed Product with another pharmaceutical product, including comparator trials;

(b)       any change in the dosing schedule for a Licensed Product;

(c)       any expansion of the label of a Licensed Product to include a new indication;

(d)       any Development regarding a High-Dose Trial;

(e)       any new formulation or new method of administration for a Licensed Product; and

(f)       any other Development matter that, in Eureka’s judgement based on reasonable rationale and written documentation, could have a detrimental impact on the Exploitation of a Licensed Product in and for the Eureka Territory.

2.5.2.      Exercise of Decision-Making Rights. No exercise of a Party’s decision-making authority on any matters may, without the other Party’s prior written consent, (a) result in a material increase in the other Party’s or its Related Parties’ obligations, costs or expenses under this Agreement or, in the case of Licensee or its Related Parties, under the Development Plan or Licensee Territory Commercialization Plan, (b) impose any requirements that the other Party take or decline to take any action that would result in (i) a violation of any Law or any upstream agreement) or (ii) the infringement, misappropriation, or other violation of any Intellectual Property of any Third Party, (c) unilaterally modify, amend or waive its own compliance with the terms of this Agreement, or (d) otherwise conflict with this Agreement.

2.5.3.      Good Faith. In conducting themselves on Committees, and in exercising their rights under this Section 2.5, all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will use reasonable efforts to reach unanimous agreement on all matters before them. In exercising any decision-making authority granted to it under this Section 2.5, each Party will act based on its good faith judgment, including, in the case of Licensee, taking into consideration Licensee’s obligations to use Commercially Reasonable Efforts with respect to Development or Commercialization activities as provided in this Agreement.

2.6.         General Committee Authority. Each Committee has solely the powers expressly assigned to it in this Article 2. No Committee will have any power to amend, modify, or waive the terms of this Agreement or compliance with the terms of this Agreement.

3.	DEVELOPMENT

3.1.	Responsibility; Costs.

3.1.1.      Licensee Territory. Subject to the oversight of the JSC and the JDC and the other terms of this Article 3 and this Agreement, Licensee will be responsible, at its sole cost and expense, for conducting or having conducted, in accordance with the Development Plans, the Development of the Licensed Products in the Field anywhere in the world but solely for purposes of obtaining and maintaining Regulatory Approval of Licensed Products in the Licensee Territory and for Commercialization of such Licensed Products in the Licensee Territory.

3.1.2.      Eureka Territory. Eureka retains the exclusive right and will have sole discretion and control over, at its sole cost and expense, the Development of the Licensed Products in the Field anywhere in the world but solely for purposes of obtaining and maintaining Regulatory Approval of such Licensed Products in the Eureka Territory and for Commercialization of such Licensed Products in the Eureka Territory.

3.2.         Development Plan. The Development activities that are necessary or useful to be undertaken for the Licensed Products to achieve initial Regulatory Approval in the Licensee Territory will be set forth in reasonable detail in a written work plan and timetable (the “Development Plan”) prepared by Licensee and to be discussed by the Parties at the JDC and approved by the JSC. Licensee will prepare an initial Development Plan for the Licensed Products within 60 days of the Effective Date for discussion at the JDC for recommendation to the JSC for approval. The terms of, and Development activities set forth, in the Development Plan will at all times be designed to be in compliance with all applicable Laws and in accordance with professional and ethical standards customary in the pharmaceutical industry. In addition, the Development Plan will be focused on efficiently obtaining Regulatory Approval of the Licensed Products in each country within the Licensee Territory, while taking into consideration potential Development, Regulatory Approval or Commercialization impact on the Licensed Products in the Eureka Territory. The JDC will review and provide input on the Development Plan submitted to it in accordance with Section 2.3.2.3, and the JSC will approve the Development Plan in accordance with Section 2.2.2.2. Licensee will update the Development Plan annually (such updates to include any Phase 4 Required Clinical Trial as a condition of granting any Regulatory Approval in the Licensee Territory) and will provide such updated Development Plan to the JDC for review and input in accordance with Section 2.3.2.3, and to the JSC for approval in accordance with Section 2.2.2.2.

3.3.         Diligence. Licensee and its Related Parties will use Commercially Reasonable Efforts to Develop at least one Licensed Product in the United States and each Major European Country.

3.4.	Records; Reports; Information Sharing.

3.4.1.      Development Activities Reports. Licensee will periodically provide to the JDC, but no less than at each meeting of the JDC or more frequently as reasonably requested by the JDC, an update regarding Development activities conducted by or on behalf of Licensee or its Related Parties with respect to the Licensed Products in the Licensee Territory, as well as any Phase 4 Required Clinical Trial or Phase 4 Optional Clinical Trial conducted by or on behalf of Licensee or its Related Parties with respect to the Licensed Products in the Licensee Territory.

3.4.2.      Scientific Records. Licensee will, and will cause its Related Parties to, maintain scientific records, in sufficient detail and in sound scientific manner appropriate for Patent Rights protection and regulatory purposes and in compliance with current Good Laboratory Practices and current Good Clinical Practices, as applicable, with respect to activities intended to be submitted in Regulatory Filings, which will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Trials (including any Phase 4 Required Clinical Trial or Phase 4 Optional Clinical Trial) with respect to the Licensed Products in the Licensee Territory by or behalf of Licensee or its Related Parties.

3.4.3.      Information Exchange and Assistance.

3.4.3.1.       Initial Technology Transfer. Within three months of the Effective Date (as such period may be extended by mutual written agreement of the Parties), Eureka will complete a transfer to Licensee of the Eureka Licensed Know-How in existence as of the Effective Date (excluding any Eureka Manufacturing Know-How) to the extent described in the technology transfer plan to be mutually agreed by the Parties setting forth the details of such Eureka Licensed Know-How to be transferred and the timing of such transfer (the “Technology Transfer Plan”). Licensee will reimburse Eureka for [***] in the performance of the Technology Transfer Plan. Payment by Licensee will be made pursuant to an invoice submitted by Eureka following completion of its performance of the Technology Transfer Plan and Licensee will pay to Eureka all undisputed amounts set forth in such invoice no later than 30 days after Licensee’s receipt thereof.

3.4.3.2.       Continued Information Exchange and Assistance. Until the expiration or termination of the Development Plan, (a) Eureka will inform Licensee through the JDC of any new Eureka Licensed Know-How (excluding any Eureka Manufacturing Know-How) arising during the Term, and will make available to Licensee, at Eureka’s reasonable cost and expense (other than Out-of-Pocket Costs), the portions of such Eureka Licensed Know-How reasonably requested by Licensee and in the manner established by the JDC; and (b) Licensee will inform Eureka through the JDC of any Know-How generated by or on behalf of Licensee or any of its Related Parties in the conduct of Development activities with respect to the Licensed Products under this Agreement, including the performance of the Development Plan, and will make available to Eureka, at Licensee’s reasonable cost and expense (other than Out-of- Pocket Costs), the portions of such Know-How reasonably requested by Eureka and in the manner established by the JDC.

4.	COMMERCIALIZATION

4.1.	Responsibility, Costs.

4.1.1.      Licensee. Subject to the oversight of the JSC and the JCC and to the other terms of this Article 4 and of this Agreement, on a Licensed Product-by-Licensed Product basis, Licensee will be responsible for all Commercialization activities relating to the Licensed Products in the Field in the Licensee Territory, at its sole cost and expense, in accordance with the Licensee Territory Commercialization Plan.

4.1.2.      Eureka. Eureka retains the exclusive right and will have sole discretion and control, at its sole cost and expense, to conduct all Commercialization activities relating to the Licensed Products in the Eureka Territory.

4.2.         Licensee Territory Commercialization Plan. Within three months following the commencement of a Phase 3 Clinical Trial for a Licensed Product in the Licensee Territory, Licensee will prepare and deliver to the JCC for review and input and approval by the JSC a reasonably detailed written plan that summarizes the Commercialization activities (including any pre-Regulatory Approval activities in preparation for commercial launch) to be undertaken with respect to such Licensed Product in the Licensee Territory, where such plan will include reasonable marketing and promotional activities for such Licensed Product in the Licensee Territory aligned with the commercial positioning and the key message approved by the JSC (the “Licensee Territory Commercialization Plan”). Updates and modifications of the Licensee Territory Commercialization Plan for a Licensed Product may be proposed by Licensee for approval by the JSC, from time to time and no less frequently than once per Calendar Year, based upon, among other things, Licensee’s Commercialization activities with respect to such Licensed Product in the Licensee Territory.

4.3.         Diligence. On a Licensed Product-by-Licensed Product basis, Licensee and its Related Parties will use Commercially Reasonable Efforts to (a) obtain Pricing and Reimbursement Approval for such Licensed Product, where applicable, in the United States and each Major European Country in which Regulatory Approval therefor has been obtained, and (b) following receipt of Pricing and Reimbursement Approval for such Licensed Product in any such country, where applicable, Commercialize such Licensed Product in such country.

4.4.         Reporting Obligations. On a Licensed Product-by-Licensed Product basis, Licensee will report to the JCC in writing, on an annual basis in the first Calendar Quarter of each Calendar Year, beginning with the Calendar Year following the first Regulatory Approval of a Licensed Product in the Field in the Licensee Territory (for the period ending December 31 of the prior Calendar Year), summarizing in reasonable detail Licensee’s and its Related Parties’ Commercialization activities for such Licensed Product performed to date (or updating such report for activities performed since the last such report was given hereunder, as applicable). In addition, Licensee will provide Eureka with written notice of the First Commercial Sale of each Licensed Product in the Licensee Territory as soon as reasonably practicable after such event; provided, however, that Licensee will inform Eureka of such event prior to public disclosure of such event by Licensee or its Related Parties. Licensee will provide such other information to the JCC as Eureka may reasonably request with respect to Commercialization of the Licensed Products in the Licensee Territory and will keep the JCC reasonably informed of Licensee’s and its Related Parties’ Commercialization activities with respect to such Licensed Products.

4.5.         Booking of Sales; Returns.

4.5.1.      Each Party will be responsible for booking sales of the Licensed Products sold in its Territory. Each Party may warehouse Licensed Products both inside and outside of such Party’s Territory, provided that any sales with respect to such Licensed Products occur and are booked only in such Party’s Territory.

4.5.2.      Licensee will be solely responsible for handling all returns of any Licensed Product sold in the Licensee Territory, as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of the Licensed Products sold in the Licensee Territory.

4.6.         Advertising and Promotional Materials. Licensee will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to each Licensed Product (“Promotional Materials”) for use in the Licensee Territory. All such Promotional Materials will be compliant with applicable Law and consistent in all material respects with the Licensee Territory Commercialization Plan. Licensee will submit representative samples of its Promotional Materials as developed by it for use in the Licensee Territory to the JCC, and at least annually thereafter (or more frequently if reasonably requested by Eureka). Licensee will consider in good faith any timely comments Eureka may have with respect to any such Promotional Materials, but will have final decision-making authority in the Licensee Territory with respect to such Promotional Materials. Notwithstanding the foregoing, Licensee will incorporate any changes to Promotional Materials requested by Eureka in a timely fashion in cases where Eureka indicates that it believes in good faith that such change (a) is necessary to enable Eureka to comply with any applicable Law or (b) would materially adversely affect the Exploitation of the Licensed Products in the Eureka Territory.

4.7.         Trademarks.

4.7.1.      Licensee Trademarks and Use.

4.7.1.1.       In the Licensee Territory. Licensee will have the right to select, and will own, the Product Trademarks to be used in connection with the Commercialization of the Licensed Products in the Field in the Licensee Territory (if and as approved by the JSC, the “Licensee Product Trademarks”). Following selection thereof, Licensee will submit the proposed Licensee Product Trademarks to the JSC for the JSC to review, discuss, and determine whether to approve such Licensee Product Trademarks. The JSC will approve Licensee’s selection of such Licensee Product Trademarks so long as such Trademarks are distinct from, not confusingly similar to, the Eureka Product Trademarks, and otherwise comply with applicable Law regarding naming of pharmaceutical products.

4.7.1.2.       Trademark-Related Covenants. Licensee will not, and will ensure that its Affiliates, Sublicensees and Subcontractors (including sales representatives) do not: (a) use in their respective businesses (including the Exploitation of the Licensed Products in the Field in the Licensee Territory), any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any Eureka Product Trademark, (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Eureka Product Trademarks, or (c) attack, dispute, or contest the validity of or ownership of any Eureka Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto. Licensee will, and will ensure that its Affiliates, Sublicensees and Subcontractors (including sales representatives) promote and sell the Licensed Products in the Field in the Licensee Territory only under the applicable Licensee Product Trademarks that have been approved by the JSC as set forth herein, and no other Trademarks.

4.7.2.      Eureka Trademarks and Use.

4.7.2.1.       In the Eureka Territory. Eureka will have the right to select, and will own, the Product Trademarks to be used in connection with the Commercialization of the Licensed Products in the Field in the Eureka Territory (the “Eureka Product Trademarks”).

4.7.2.2.       Trademark-Related Covenants. Eureka will not, and will ensure that its Affiliates, licensees, Sublicensees and Subcontractors (including sales representatives) do not: (a) use in their respective businesses (including the Exploitation of the Licensed Products in the Field in the Eureka Territory), any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any Licensee Product Trademark; (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Licensee Product Trademarks; or (c) attack, dispute, or contest the validity of or ownership of any Licensee Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto. Eureka will, and will ensure that its Affiliates, licensees, Sublicensees and Subcontractors (including sales representatives) promote and sell the Licensed Products in the Field in the Eureka Territory only under the applicable Eureka Product Trademarks that have been approved by the JSC as set forth herein and no other Trademarks.

4.8.         Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in a Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in its Territory, the Party notified of such recall or similar action, or the Party that desires such recall, market withdrawal or similar action, will as promptly as possible, notify the other Party’s Alliance Manager and JCC representatives thereof by telephone or e-mail, and will discuss with the other Party the reasons for the recall, market withdrawal or similar action. Each Party will decide whether to conduct a recall, market withdrawal or similar action of a Licensed Product in its own Territory and the manner in which any such recall, market withdrawal or similar action will be conducted (except in the case of a government mandated recall, when such Party may act without such advance notice, but will notify the other Party as soon as possible thereafter). Except as may otherwise be agreed to by the Parties, each Party will bear the expense of any such recall, market withdrawal or similar action in its own Territory. Each Party will make available all of its pertinent records that may be reasonably requested by the other Party in order for a Party to effect a recall, market withdrawal or similar action of a Licensed Product in its Territory. The Parties’ rights and obligations under this Section 4.8 will be subject to the terms of any supply agreement(s), Pharmacovigilance Agreement or quality related agreement(s) entered into between the Parties. In the event of a conflict between the provisions of any such supply agreement, Pharmacovigilance Agreement or quality related agreements and this Section 4.8, the provisions of such supply agreement, Pharmacovigilance Agreement or quality related agreements will govern.

4.9.         Ex-Territory Sales; Export Monitoring.

4.9.1.      Ex-Territory Sales. Subject to applicable Law, neither Party will engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside of its Territory or accept orders for Licensed Products from or sell Licensed Products into such other Party’s Territory for its own account, and, if a Party receives any order for any Licensed Product in the other Party’s Territory, it will refer such orders to the other Party, to the extent it is not prohibited from doing so under applicable Law.

4.9.2.      Export Monitoring. Each Party will use reasonable efforts to monitor and prevent exports of Licensed Products from its own Territory for Commercialization in the other Party’s Territory using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and will promptly inform the other Party of any such exports of Licensed Products from its Territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with applicable Law to prevent exports of Licensed Products from its Territory for Commercialization in the other Party’s Territory.

5.	REGULATORY

5.1.         Regulatory Activities.

5.1.1.      Responsibility.

5.1.1.1.       Each Party will be solely responsible for all regulatory matters relating to a Licensed Product in its Territory and will own all Regulatory Materials in its Territory with respect to such Licensed Product, including any drug master files maintained by or on behalf of such Party solely with respect thereto in such Territory. Each Party will have the sole right to (a) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in its Territory with respect to each Licensed Product; (b) interface, correspond and meet with each Regulatory Authority in its Territory with respect to each Licensed Product, and (c) seek and maintain all regulatory filings in its Territory with respect to each Licensed Product.

5.1.1.2.       Neither Licensee, with respect to the Eureka Territory, nor Eureka, with respect to the Licensee Territory, will initiate (or permit any of its respective Affiliates, licensees or sublicensees to initiate), with respect to any Licensed Product, any meetings or contact with Regulatory Authorities in such Territory, without the other Party’s prior written consent, and to the extent Eureka or any of its Affiliates receives any written or oral communication from any Regulatory Authority in the Licensee Territory relating to any Licensed Product or Licensee or any of its Affiliates receives any written or oral communication from any Regulatory Authority in the Eureka Territory relating to any Licensed Product, to the extent not prohibited by Law, such Party will (a) refer such Regulatory Authority to the other Party, and (b) as soon as reasonably practicable (but in any event within three Business Days of receipt of such communication), notify and provide the other Party with a copy of any written communication received by such Party or such Affiliate or, if applicable, complete and accurate minutes of such oral communication.

5.1.1.3.       If any Regulatory Authority (a) contacts a Party or its Affiliate with respect to the alleged improper Exploitation of the Licensed Products in the Licensee Territory or the Eureka Territory, (b) conducts, or gives notice of its intent to conduct, an inspection at a Party’s or its Affiliate’s facilities used in the Development or Manufacturing of the Licensed Products in the Licensee Territory or the Eureka Territory, or (c) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of a Party (or its Affiliates, licensees or sublicensees) that could reasonably be expected to adversely affect any Exploitation with respect to the Licensed Products in the Licensee Territory or the Eureka Territory, then such Party will promptly notify the other Party of such contact, inspection or notice.

5.1.2.      Communications with Regulatory Authorities. Each Party (the “Reporting Party”) will notify the JDC of the principal issues raised in each material communication with Regulatory Authorities with respect to each Licensed Product in such Party’s Territory within 15 Business Days after receipt thereof; provided that, in the case that Eureka is the Reporting Party, this Section 5.1.2 shall only apply with respect to material communications with the NMPA, and in the case that Licensee is the Reporting Party, this Section 5.1.2 shall only apply with respect to material communications with the FDA, EMA or, with respect to any Major European Country with such other Regulatory Authority in such Major European Country. The Reporting Party, within a reasonable period of time following the other Party’s written request, will provide to the other Party, at the other Party’s sole cost and expense: (a) a summary translation of such material communications in English, (b) complete copies of the original correspondence with such Regulatory Authorities in the native language thereof, or (c) a complete translation of such material communications in English. For the purposes of this Section 5.1.2, “material communications” with Regulatory Authorities means meetings by the Reporting Party with Regulatory Authorities with respect to Licensed Products in such Reporting Party’s Territory and questions or concerns by such Regulatory Authorities with respect to significant issues relating to such Licensed Products, including any of the following: key Licensed Product quality attributes (e.g., purity), safety findings affecting any Licensed Product (e.g., Serious Adverse Events, emerging safety signals), clinical or nonclinical findings affecting patient safety, lack of efficacy or receipt or denial of Regulatory Approval with respect to any Licensed Product.

5.1.3.      Regulatory Meetings.

5.1.3.1.       Licensee will provide Eureka with reasonable advance notice of all substantive meetings pertaining to each Licensed Product with the FDA, EMA or, with respect to any Major European Country, with such other Regulatory Authority in such country, or with as much advance notice as practicable under the circumstances. Licensee will use Commercially Reasonable Efforts, to the extent reasonably practicable, to permit Eureka to have, at Eureka’s expense, mutually acceptable representatives of Eureka and/or Eureka’s (sub)licensees attend, solely as a non-participating observer, material, substantive meetings, including pre-IND and end of Phase 2 Clinical Trial meetings, with any Governmental Authorities within the Licensee Territory pertaining to such Licensed Product; provided, however, that (a) if required by the Governmental Authority, attendance by Eureka will be permitted; (b) attendance by the representatives of Eureka will not prevent participation of a representative of Licensee due to restrictions imposed by Regulatory Authorities on the number of attendees; and (c) Licensee will not be obligated to change the schedule of such meeting in order to accommodate the schedule of Eureka’s representatives

5.1.3.2.       Eureka will provide Licensee with reasonable advance notice of all substantive meetings pertaining to each Licensed Product with the NMPA, or with as much advance notice as practicable under the circumstances.

5.1.4.      Submissions.

5.1.4.1.       With regard to each Licensed Product in the Licensee Territory, Licensee will provide (a) Eureka with written notice of each of the following events within a reasonable period of time following the occurrence thereof: (i) the submission of any filings or applications for Regulatory Approval of such Licensed Product in the Licensee Territory to any Regulatory Authority, and (ii) receipt or denial of Regulatory Approval for such Licensed Product, and (b) to Eureka on a quarterly basis, in the regular meetings of the JDC, a summary in English of any INDs and amendments (including orphan drug applications and designations) and NDAs and supplements, that were filed for such Licensed Product with the FDA, EMA or, with respect to any Major European Country, with such other Regulatory Authority in such country, during such preceding Calendar Quarter and those anticipated to be filed within the upcoming Calendar Quarter; provided, however, that, unless otherwise required by Law, Licensee will inform Eureka of such event under (a) or (b) prior to public disclosure of such event by Licensee or its Related Parties. Licensee, within a reasonable period of time following Eureka’s written request, will provide to Eureka, at Eureka’s sole cost and expense: (1) a complete copy of any of the filings or applications of clause (a)(i), or (2) a complete translation in English of any of the filings or applications of clause (a)(i).

5.1.4.2.       With regard to each Licensed Product in the Eureka Territory, Eureka will provide (a) Licensee with written notice of each of the following events within a reasonable period of time following the occurrence thereof: (i) the submission of any filings or applications for Regulatory Approval of such Licensed Product in the Licensee Territory to NMPA, and (ii) receipt or denial of any such Regulatory Approval for such Licensed Product, and (b) to Licensee on a quarterly basis, in the regular meetings of the JDC, a summary of any INDs and amendments (including orphan drug applications and designations) and NDAs and supplements, that were filed for such Licensed Product with NMPA, during such preceding Calendar Quarter and those anticipated to be filed within the upcoming Calendar Quarter; provided, however, that, unless otherwise required by Law, Eureka will inform Licensee of such event under (a) or (b) prior to public disclosure of such event by Eureka. Eureka, within a reasonable period of time following Licensee’s written request, will provide to Licensee, at Licensee’s sole cost and expense: (1) a complete copy of any of the filings or applications of clause (a)(i), or (2) a complete translation in English of any of the filings or applications of clause (a)(i).

5.1.5.      Coordination. The activities of Licensee and its Related Parties under this Section will be subject to the coordination and other responsibilities of the JSC and the JDC.

5.2.         Diligence. Licensee and its Related Parties will use Commercially Reasonable Efforts to obtain Regulatory Approval for at least one Licensed Product in the United States and each Major European Country.

5.3.         Costs of Regulatory Affairs. Each Party will be responsible for all costs and expenses incurred in connection with applying for, obtaining and maintaining Regulatory Approval with respect to Licensed Products in its Territory, and related regulatory affairs activities.

5.4.         Right of Reference.

5.4.1.      Licensee. Licensee hereby grants to Eureka and its Affiliates an exclusive (even as to Licensee and its Affiliates), [***] license and right of reference under any Regulatory Filings, Regulatory Approvals or other Regulatory Materials for any Licensed Products in the Licensee Territory, including all INDs, BLAs, and NDAs, solely for the purpose of obtaining Regulatory Approvals with respect to any Licensed Product in the Eureka Territory. In addition, upon Eureka’s request and to the extent permitted under the applicable Laws (including data protection and data security laws) in the relevant jurisdictions, Licensee will provide Eureka with access to copies of any data Controlled by Licensee relating to any Licensed Product in the Licensee Territory that is necessary or useful for purposes of Eureka’s or any of its Affiliates’, licensees’ or sublicensees’ Regulatory Filings, Regulatory Approvals or other Regulatory Materials for any Licensed Products in the Eureka Territory under this Agreement. Eureka will reimburse Licensee its costs (both internal and out-of- pocket) and, if applicable, those of its (sub)licensees directly attributable to providing to Eureka and its Affiliates such license and right of reference and, if requested, copies, in accordance with Section 8.5.

5.4.2.      Eureka. Eureka hereby grants to Licensee and its Affiliates an exclusive (even as to Eureka and its Affiliates), [***] license and right of reference under any Regulatory Filings, Regulatory Approvals or other Regulatory Materials for any Licensed Product in the Eureka Territory (including all INDs, BLAs, and NDAs), in each case, that are Controlled by Eureka, solely for the purpose of obtaining Regulatory Approvals with respect to any Licensed Product in the Licensee Territory. In addition, upon Licensee’s request and to the extent permitted under patients’ informed consents and the applicable Laws (including data protection and data security laws) in the relevant jurisdictions, Eureka will provide Licensee with access to copies of any data Controlled by Eureka relating to any Licensed Product in the Eureka Territory that is necessary or reasonably useful for purposes of Licensee’s or any of its Affiliates’, licensees’ or sublicensees’ Regulatory Filings, Regulatory Approvals or other Regulatory Materials for any Licensed Product in the Licensee Territory under this Agreement. Licensee will reimburse Eureka its costs (both internal and out-of-pocket) and, if applicable, those of its (sub)licensees directly attributable to providing to Licensee and its Affiliates such license and right of reference and, if requested, copies, in accordance with Section 8.5.

5.5.         Pharmacovigilance. The Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Products in accordance with the applicable regulatory Laws on pharmacovigilance and clinical safety, with Eureka being responsible, at its cost, for maintaining a global safety database, and Licensee being responsible, at its cost, for pharmacovigilance reporting in the Licensee Territory. Within 120 days following the Effective Date (as such period may be extended by mutual written agreement of the Parties, but within such time to ensure that all regulatory requirements are met), the Parties will negotiate in good faith and enter into a pharmacovigilance agreement related to the Licensed Products, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the Licensed Products (e.g., Adverse Events, Serious Adverse Events, emerging safety issues) to enable each Party to comply with all Laws related to the Licensed Products (the “Pharmacovigilance Agreement”). Without limiting the foregoing or anything under the Pharmacovigilance Agreement, unless otherwise mutually agreed by the Parties, during the Term, each Party shall, and shall cause its Affiliates, licensees and sublicensees to, (a) disclose to the other Party all information relating to Serious Adverse Events from any clinical use of any Licensed Product in its respective Territory for storage into its global safety database, (b) on at least a monthly basis, provide the other Party with an update of all safety data (including all Serious Adverse Events) with respect to the Licensed Product in its respective Territory, (c) notify the other Party within five Business Days of any identified safety signals, (d) notify the other Party within two Business Days of any emerging safety issues, and (e) upon the other Party’s request, provide to such other Party any pharmacovigilance or clinical safety data within five Business Days of such request.

6.	MANUFACTURE

6.1.         General Manufacturing Responsibilities. Eureka will be solely responsible for the Manufacture and supply of clinical quantities of the Licensed Products and final filled and finished (including packaged) drug product form of the Licensed Products (“Drug Product”) for Development and Commercialization purposes in the Field both in the Eureka Territory and in the Licensee Territory.

6.2.         Clinical Supply. During the Term, Eureka will Manufacture and supply, either itself or through an Affiliate or a Third Party contract manufacturer, all of Licensee’s and its Related Parties’ clinical quantities requirements of Drug Product for Licensee’s and its Related Parties’ Development activities with respect to the Licensed Products in the Field in the Territory conducted in accordance with this Agreement. Unless otherwise agreed by the Parties, no later than 180 days following the Effective Date (as such time period may be extended by written agreement of the Parties), the Parties will use good faith efforts to negotiate and enter into a clinical supply agreement on reasonable and customary terms for the supply of Drug Product by Eureka to Licensee at a price equal to the Fully Burdened Cost (the “Clinical Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing and clinical supply of Drug Product to Licensee. As will be more fully set forth in the Clinical Supply Agreement, Licensee will regularly provide written notice to Eureka of Licensee’s forecasted demand for clinical supplies of Drug Product.

6.3.         Commercial Supply. During the Term, Eureka will Manufacture and supply, either itself or through an Affiliate or a Third Party contract manufacturer, all of Licensee’s and its Related Parties’ commercial quantities requirements of Drug Product for Licensee’s and its Related Parties’ Commercialization activities with respect to the Licensed Products in the Field in the Territory conducted in accordance with this Agreement. Unless otherwise agreed by the Parties, no later than six months prior to the anticipated submission date of the first filing for Regulatory Approval for the first Licensed Product in the first country of the Licensee Territory (as such time period may be extended by written agreement of the Parties), the Parties will use good faith efforts to negotiate and enter into a commercial supply agreement on reasonable and customary terms (including qualification of a second source) for the commercial supply of Drug Product by Eureka to Licensee at a price equal to the Fully Burdened Cost (the “Commercial Supply Agreement”), and a related quality agreement, which agreements together will govern the terms and conditions of the Manufacturing and commercial supply of Licensed Products to Licensee.

6.4.         Failure to Agree. If the Parties cannot reach agreement and enter into the Clinical Supply Agreement or the Commercial Supply Agreement within the negotiation period set forth in Section 6.2 or Section 6.3, as applicable, then the Parties will operate under the applicable terms set forth in this Article 6, and such terms will be legally binding, until such time as the Parties reach agreement and enter into the Clinical Supply Agreement or the Commercial Supply Agreement, as applicable.

7.	LICENSES

7.1.         Licenses to Licensee.

7.1.1.      Licenses to Licensee. Subject to the terms and conditions of this Agreement, including Section 7.6 and Section 7.7.1.2, Eureka, on behalf of itself and its Affiliates, hereby grants to Licensee, during the Term, a non-transferable (except as provided in Section 14.1), royalty-bearing, exclusive (even as to Eureka and its Affiliates, subject to the Eureka Retained Rights) license, with the right to grant sublicenses through multiple tiers (subject to the provisions of Section 7.1.2), under the Eureka Licensed Technology to (a) Exploit the Licensed Products in the Field in the Licensee Territory, and (b) Develop (with Eureka’s prior consent not to be unreasonably withheld, conditioned or delayed) the Licensed Products in the Eureka Territory solely for purposes of obtaining Regulatory Approval of such Licensed Products in the Licensee Territory and Commercializing such Licensed Products in the Licensee Territory and (ii) Manufacture the Licensed Products in the Eureka Territory solely for purposes of (A) Developing such Licensed Products for purposes of obtaining Regulatory Approval of such Licensed Products in the Field in the Licensee Territory, and (B) Commercializing such Licensed Products in the Field in the Licensee Territory.

7.1.2.      Sublicensing by Licensee.

7.1.2.1.       Subject to the requirements of Section 7.1.2.2, Licensee may grant sublicenses through multiple tiers of the rights granted by Eureka to Licensee under Section 7.1.1 to (a) any Affiliate or, subject to Section 7.1.3, any Subcontractor engaged by or on behalf of Licensee or any of its Affiliates and (b) with Eureka’s prior written consent, not to be unreasonably withheld, delayed, or conditioned, to any other Third Parties.

7.1.2.2.       With respect to any sublicense granted pursuant to Section 7.1.2.1 or Section 7.1.3, Licensee will (a) require that each Sublicensee or Subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense) to Licensee all Intellectual Property with respect to the Licensed Products developed in the course of performing any such work (other than Intellectual Property solely related to improvements to any such Sublicensee’s or Subcontractor’s background technology that would not be infringed or misappropriated by the Exploitation of the Licensed Products in the Field in the Territory), (b) require that each Sublicensee or Subcontractor undertakes in writing commercially reasonable obligations of confidentiality, non-disclosure, and non-use regarding Confidential Information at least as restrictive or protective of the Parties as those set forth in this Agreement, and (c) without limitation of the foregoing clauses, include in the corresponding agreement terms consistent with Licensee’s obligations to Eureka under this Agreement.

7.1.3.      Subcontracting by Licensee. Licensee will be permitted to engage one or more Subcontractors to perform any of its activities under this Agreement under an agreement consistent with the requirements of Section 7.1.2.2; provided that the proposed engagement of any company located in the Licensee Territory as a Subcontractor to provide Development services in connection with the Licensed Products will be subject to JSC approval.

7.1.4.      Retained Rights of Eureka. Any rights of Eureka not expressly and exclusively granted to Licensee under the provisions of this Agreement will be retained by Eureka. In addition, notwithstanding the exclusive license granted by Eureka to Licensee under Section 7.1.1, Eureka retains for itself, its Affiliates, its (sub)licensees and its Subcontractors the right (a) to perform any activities assigned to it pursuant to this Agreement; (b) to Manufacture and have Manufactured the clinical and commercial requirements of the Licensed Products to Licensee for Licensee’s and its Related Parties’ Development and Commercialization activities hereunder under the Clinical Supply Agreement and the Commercial Supply Agreement; and (c) (i) to Develop the Licensed Products in the Licensee Territory solely for purposes of obtaining Regulatory Approval of such Licensed Products in the Eureka Territory and Commercializing such Licensed Products in the Eureka Territory and (ii) to Manufacture and have Manufactured the Licensed Products in the Licensee Territory solely for purposes of (A) Developing such Licensed Products for purposes of obtaining Regulatory Approval of such Licensed Products in the Eureka Territory and (B) Commercializing such Licensed Products in the Eureka Territory (collectively ((a), (b) and (c)), the “Eureka Retained Rights”).

7.1.5.      Third Party Licenses. The Parties understand that prior to the Effective Date, the Syracuse License Agreement provides that Eureka has granted co-exclusive license and other related rights, including as further set forth in Section 3.1(a)(ii) of the Syracuse License Agreement, to JW Therapeutics (as successor-in-interest to Syracuse), and that the license and rights granted by Eureka to Licensee hereunder are subject to any and all rights granted by Eureka to JW Therapeutics under the Syracuse License Agreement. The Parties acknowledge and agree that a redacted copy of the Syracuse License Agreement was provided to Licensee prior to the Effective Date, and Licensee is aware of the scope of the rights and licenses granted in the Syracuse License Agreement.

7.2.         Licenses to Eureka.

7.2.1.      Licenses to Eureka. Subject to the terms and conditions of this Agreement, including Section 7.6, Licensee, on behalf of itself and its Affiliates, hereby grants to Eureka and its Affiliates, during the Term, an exclusive (even as to Licensee and its Affiliates, subject to the Licensee Retained Rights) license, with the right to grant sublicenses through multiple tiers (subject to the provisions of Section 7.2.2), under the Licensee Agreement Technology and Licensee’s interest in the Joint Agreement Technology to (a) Exploit the Licensed Products in the Field in the Eureka Territory, and (b) (i) Develop the Licensed Products in the Licensee Territory solely for purposes of obtaining Regulatory Approval of such Licensed Products in the Eureka Territory and Commercializing such Licensed Products in the Eureka Territory and (ii) Manufacture the Licensed Products in the Licensee Territory solely for purposes of (A) Developing such Licensed Products for purposes of obtaining Regulatory Approval of such Licensed Products in the Eureka Territory, and (B) Commercializing such Licensed Products in the Eureka Territory.

7.2.2.      Sublicensing by Eureka.

7.2.2.1.       Subject to the requirements of Section 7.2.2.2, Eureka and its Affiliates may grant sublicenses through multiple tiers of the rights granted by Licensee to Eureka under Section 7.2.1 to any Affiliate and Third Parties.

7.2.2.2.       With respect to any sublicense granted pursuant to Section 7.2.2.1, Eureka will (a) require that each Sublicensee undertakes in writing to assign or exclusively license back (with the right to sublicense) to Eureka all Intellectual Property with respect to the Licensed Products developed in the course of performing any such work (other than Intellectual Property solely related to improvements to any such Sublicensee’s background technology that would not be infringed or misappropriated by the Exploitation of the Licensed Products in the Field in the Territory), (b) require that the Sublicensee undertakes in writing commercially reasonable obligations of confidentiality, non- disclosure and non-use regarding Confidential Information at least as restrictive or protective of the Parties as those set forth in this Agreement, and (c) without limitation of the foregoing clauses, include in the corresponding agreement terms consistent with Eureka’s obligations to Licensee under this Agreement.

7.2.3.       Retained Rights of Licensee. Any rights of Licensee not expressly and exclusively granted to Eureka under the provisions of this Agreement will be retained by Licensee. In addition, notwithstanding the exclusive license granted by Licensee to Eureka and its Affiliates in this Agreement under Section 7.2.1, Licensee retains the non-exclusive right under the Licensee Agreement Technology and Licensee’s interest in the Joint Agreement Technology for itself, its Affiliates and its licensees, Sublicensees and Subcontractors to Develop (with Eureka’s prior written consent not to be unreasonably withheld, conditioned or delayed) the Licensed Products in the Eureka Territory solely for purposes of obtaining Regulatory Approval of such Licensed Products in the Licensee Territory and Commercializing such Licensed Products in the Licensee Territory (the “Licensee Retained Rights”).

7.3.         Responsibility for Sublicensees, Subcontractors, and Affiliates. Each Party (and such Party’s Affiliates) will remain liable under this Agreement for the performance of all its obligations or exercise of its rights under this Agreement by any licensee, Sublicensee, Subcontractor or Affiliate of such Party (and such Party’s Affiliates) and will be responsible for compliance by such Affiliates, licensees, Sublicensees and Subcontractors with the applicable provisions of this Agreement. Each Party will have the right to proceed directly against the other Party without any obligation to first proceed against such other Party’s (and such other Party’s Affiliates’) licensees, Sublicensees, Subcontractors or Affiliates, as applicable.

7.4.         No Implied Licenses. Except as expressly provided in this Agreement, neither Party will be deemed to have granted the other Party any license or other right with respect to any Intellectual Property of such Party, whether by implication, estoppel, or otherwise.

7.5.         Combination Products. Notwithstanding any other provision of this Agreement, for purposes of the license grants under Section 7.1.1 and the license grants under Section 7.2.1, with respect to any Licensed Product that is a Combination Product, such license will only include a license with respect to the Licensed Therapeutic component of such Combination Product and not any Other Component Controlled by, as applicable, Eureka or any of its Affiliates or Licensee or any of its Affiliates.

7.6.         Negative Covenants. Except as expressly permitted under this Agreement, (a) Licensee will not, and will not enable Third Parties to, Exploit the Licensed Therapeutic or Licensed Products outside of the Licensee Territory, and (b) Eureka will not, and will not enable Third Parties to, Exploit the Licensed Therapeutic or Licensed Products outside of the Eureka Territory. Except as expressly permitted under the Commercial Supply Agreement, Licensee will not, and will not enable Third Parties to, Manufacture or have Manufactured the Drug Product, Licensed Therapeutic, or Licensed Products anywhere in the world.

7.7.         Third Party In-Licenses Payments.

7.7.1.      Existing In-License Agreements.

7.7.1.1.       Eureka will be responsible for all payments associated with any agreements related to the Eureka Licensed Technology that exist as of the Effective Date, except as otherwise agreed by Licensee in writing.

7.7.1.2.       The Parties acknowledge and agree that prior to the Effective Date, the Syracuse License Agreement provides that Eureka has granted co-exclusive license and other related rights, including as further set forth in Section 3.1(a)(ii) of the Syracuse License Agreement, to JW Therapeutics (as successor-in-interest to Syracuse), and that the license and rights granted by Eureka to Licensee hereunder are subject to any and all rights granted by Eureka to JW Therapeutics under the Syracuse License Agreement. The Parties acknowledge and agree that a redacted copy of the Syracuse License Agreement was provided to Licensee prior to the Effective Date, and Licensee is aware of the scope of the rights and licenses granted in the Syracuse License Agreement.

7.7.2.      After Effective Date Executed In-License Agreements. In the event that, after the Effective Date, Eureka in-licenses Eureka Licensed Technology that is Controlled for purposes of any of the licenses granted to Licensee under Section 7.1.1 but for which Eureka owes payments of any kind under the agreement for such in-licensed Eureka Licensed Technology on account of any sublicense granted thereunder to Licensee or its Affiliates or its Sublicensees, Eureka will notify Licensee of the existence, and anticipated amounts, of such payments and Licensee will have the right to decline a sublicense to such in-licensed Eureka Licensed Technology or take such sublicense, in which case Licensee agrees to comply, and will cause its Affiliates and Sublicensees to comply, with any obligations under such agreement of Eureka that apply to Licensee, its Affiliates or its Sublicensees and of which Licensee was informed by Eureka, including any obligation to make its share of such payments as reasonably determined by the Parties. In the event Licensee elects to take such sublicense, Licensee will make such payments to Eureka within 30 days of receiving an invoice from Eureka for the same. In the event Licensee elects not to take such sublicense, such in-licensed Eureka Licensed Technology will be deemed not Controlled for purposes of any of the licenses granted to Licensee under Section 7.1.1 and Licensee and its Related Parties will not have any sublicense or other rights to such in-licensed Eureka Licensed Technology under this Agreement.

7.8.         Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties and their respective Sublicensees, as sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non- Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party or its Related Parties of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Related Parties in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Laws.

8.	PAYMENTS

8.1.         Upfront Payment. In partial consideration of Eureka’s grant of the rights and licenses to Licensee hereunder, Licensee will pay to Eureka a one-time, non-refundable, non-creditable payment of [***] payable in twelve (12) equal monthly installments, with the first payment to be made no later than five days after the Effective Date.

8.2.         Milestone Payments.

8.2.1.      Development Milestones. Licensee will pay to Eureka, in accordance with the terms in this Section 8.2.1, the following one-time, non-refundable, non-creditable milestone payments (each, a “Development Milestone Payment”) upon the first achievement by Licensee or any of its Affiliates or Sublicensees of the corresponding milestone event (each, a “Development Milestone Event”):

Development Milestone Event	Development Milestone Payment

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Each Development Milestone Payment will be paid only one time, regardless of the number of Licensed Products that achieve the corresponding Development Milestone Event. Licensee will notify Eureka within 15 days following the achievement of a given Development Milestone Event by Licensee or any of its Affiliates (or, in the event that a Development Milestone Event is achieved by or on behalf of a Sublicensees, within 10 Business Days following Licensee’s receipt of notice from such Sublicensee with respect to the achievement of such Development Milestone Event, as applicable), and the corresponding Development Milestone Payment will be due to Eureka within 30 days following the achievement of such Development Milestone Payment by Licensee or any of its Affiliates or Sublicensees, as applicable. For the avoidance of doubt, if the Licensee or its Related Parties fails to achieve any Development Milestone Event and Licensee or its Related Parties subsequently achieves a Development Milestone Event that no other Licensed Product had previously achieved, Licensee would owe Eureka any Development Milestone Payments with respect to such previously unachieved Development Milestone Events.

8.2.2.      Sales Milestones. Licensee will pay to Eureka, in accordance with the terms in this Section 8.2.2, the following one-time, non-refundable, non-creditable milestone payments (each, a “Sales Milestone Payment” and together with the Development Milestone Payments, the “Milestone Payments”) upon the first achievement of the corresponding milestone event (each, a “Sales Milestone Event”) based on the aggregate Net Sales of all Licensed Products by or on behalf of Licensee or any of its Affiliates or Sublicensees in the Licensee Territory during any consecutive 12-month period:

Sales Milestone Event	Development Milestone Payment

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Each Sales Milestone Payment will be paid only one time, regardless of the number of Licensed Products or the number of times a given Sales Milestone Event has been achieved. Licensee will notify Eureka within 15 days following the achievement of a given Sales Milestone Event, and the corresponding Sales Milestone Payment will be due to Eureka within 30 days following the achievement of such Sales Milestone Event. If multiple Sales Milestone Events are met in a single consecutive 12-month period, each Sales Milestone Payment corresponding to such achieved Sales Milestone Events will be payable on or before the date that is 30 days following the end of such consecutive 12-month period (e.g., if aggregate Net Sales of the Licensed Products are [***] in a consecutive 12-month period and no Sales Milestone Events have previously been achieved, Eureka would be entitled to receive [***] in Sales Milestone Payments, representing the Sales Milestone Payments of [***] and [***]).

8.3.         Royalties. During the applicable Royalty Term and subject to Section 8.4, on a Licensed Product-by-Licensed Product and country-by-country basis, Licensee will pay to Eureka royalties in the amount of [***]% of the aggregate Net Sales of all Licensed Products sold by or on behalf of Licensee or its Affiliates or Sublicensees in the Licensee Territory during a Calendar Year.

8.4.         Additional Royalty Terms.

8.4.1.      Royalty Term. On a Licensed Product-by-Licensed Product and country-by- country basis in the Licensee Territory, Licensee’s obligation to pay royalties will begin upon the First Commercial Sale of such Licensed Product in such country in the Licensee Territory and will continue until the later of (a) the date on which such Licensed Product is no longer Covered by a Valid Claim within the Eureka Licensed Patent Rights in such country, (b) the expiration of all Regulatory Exclusivity for such Licensed Product in such country, and (c) [***] years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

8.4.2.      Expiration of Valid Claims. On a Licensed Product-by-Licensed Product and country-by-country basis, if during the Royalty Term for such Licensed Product in such country, there is no Valid Claim of a Eureka Licensed Patent Right Covering such Licensed Product in such country in the Licensee Territory, then, commencing in the first Calendar Quarter after the date on which this Section 8.4.2 applies and for the remainder of the Royalty Term for such Licensed Product in such country, subject to Section 8.4.4, the royalties payable by Licensee pursuant to Section 8.3 for such Licensed Product in such country will be reduced by [***]%.

8.4.3.      Generic Competition. If, on a Licensed Product-by-Licensed Product, Calendar Quarter-by-Calendar Quarter and country-by-country basis, commencing in the first Calendar Quarter in which Generic Competition in such country of the Licensee Territory with respect to such Licensed Product equals or exceeds [***]%, then, continuing thereafter during any portion of the Royalty Term for such Licensed Product in such country during which such Generic Competition persists, the royalties payable by Licensee pursuant to Section 8.3 for such Licensed Product in such country will be reduced by [***]%, subject to Section 8.4.4.

8.4.4.      Maximum Royalty Adjustments. In no event will the royalties payable to Eureka under Section 8.3 in a given Calendar Quarter be reduced to less than [***]% of the amount that would otherwise be payable to Eureka in respect of such royalties in such Calendar Quarter as a result of aggregate reductions pursuant to Section 8.4.2 and Section 8.4.3. Licensee will not be permitted to carry forward any such reductions under Section 8.4.2 and Section 8.4.3 that are accrued in a Calendar Quarter but are not applied against royalties owed to Eureka in such Calendar Quarter as a result of the foregoing floor.

8.5.         Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Article 8, within 15 days after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within 30 days of receipt of such invoice, and any disputed amounts owed by a Party will be paid within 30 days of resolution of the dispute.

8.6.         Payment Terms.

8.6.1.      Manner of Payment. All payments to be made by Licensee hereunder will be made in Dollars by wire transfer to such bank account as Eureka may designate, without any deduction or withholding on account of taxes.

8.6.2.      Royalty Reports and Royalty Payments. All amounts payable to Eureka pursuant to Section 8.3 will be paid within 30 days after the end of each Calendar Quarter. Each such payment of royalties due to Eureka will be accompanied by a written report showing in Dollars the amount of Net Sales of Licensed Products in and royalty due for such Calendar Quarter. The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by Licensed Product and by country of sale: (a) the number of units of each Licensed Product on which royalties are owed to Eureka hereunder sold either by Licensee or its Affiliates or its Sublicensees, (b) the gross amount received for such sales, (c) Net Sales in Dollars, and (d) the royalties owed by Licensee to Eureka.

8.6.3.      Records and Audits. Licensee will keep, and will cause its Affiliates and its Sublicensees to keep, complete, true and accurate books and records in accordance with IFRS in relation to this Agreement, including in relation to Milestone Payments, Net Sales and royalties. Licensee will keep, and will cause its Affiliates and its Sublicensees to keep, such books and records for at least three years following the Calendar Year to which they pertain. Eureka may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Licensee, to inspect the relevant records of Licensee and its Affiliates and its Sublicensees to verify the payments made by Licensee and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to Licensee by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor will have the right to disclose to Eureka only its conclusions regarding any payments owed under this Agreement. Licensee will make, and will cause its Affiliates and its Sublicensees to make, its and their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Eureka. The records will be reviewed solely to verify the accuracy of Licensee’s royalties, Milestone Payments, and other payment obligations and compliance with the financial terms of this Agreement. Except for cause, such inspection right will not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Eureka will only be permitted to audit the books and records of Licensee or its Affiliates or its Sublicensees for the three Calendar Years prior to the Calendar Year in which the audit request is made. Eureka agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. The Auditor will provide its audit report and basis for any determination to Licensee at the time such report is provided to Eureka before it is considered final. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Licensee, the underpaid or overpaid amount will be settled promptly. Eureka will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder, except, if an underpayment of more than [***]% of the total payments due hereunder for the applicable year is discovered, then the fees and expenses charged by the Auditor will be paid by Licensee.

8.6.4.      Currency Exchange. With respect to Net Sales invoiced in Dollars, the Net Sales and the amounts due to Eureka hereunder will be expressed in Dollars. When conversion of payments from any foreign currency is required to be undertaken by Licensee, the Dollar equivalent will be calculated using Licensee’s then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into Dollars.

8.6.5.      Taxes.

8.6.5.1.       Licensee may withhold from payments due to Eureka amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments; provided, however, that any such amount payable under this Agreement will be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), Eureka receives an amount equal to the sum it would have received had no such additional withholding been made. Licensee will provide Eureka all relevant documents and correspondence, and will also provide to Eureka any other cooperation or assistance on a reasonable basis as may be necessary to enable Eureka to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Licensee will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Licensee making payments from a single source in the U.S., where possible. If Licensee assigns its rights and obligations hereunder to, or otherwise causes payments to be made to Eureka by, an Affiliate or Third Party pursuant to Section 14.1 or uses Intellectual Property described herein, and if Licensee or such Affiliate or Third Party is required by applicable Law to withhold any additional taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement will be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), Eureka receives an amount equal to the sum it would have received had no such additional withholding been made, provided, however, that Licensee will have no obligation to pay any additional amount to the extent that the withholding tax would not have been imposed but for the assignment by Eureka of its rights under this Agreement or any redomiciliation of Eureka. Notwithstanding the foregoing, if Licensee has an obligation to pay additional amounts to account for withholding taxes, it will be entitled to a full amount of any foreign tax credit attributable to Eureka if and when realized in cash by Eureka as a result of such payment.

8.6.5.2.       Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any taxes, charges, duties or other levies.

8.6.6.      Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Licensee to transfer, or have transferred on its behalf, payments owed to Eureka hereunder, Licensee will promptly notify Eureka of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to be held in trust for the benefit of Eureka in a recognized banking institution designated by Eureka or, if none is designated by Eureka within a period of 30 days, in a recognized banking institution selected by Licensee, as the case may be, and identified in a written notice given to Eureka, and Licensee will have no right, title or interest in such payments, and will not pledge or otherwise grant any security interest thereon.

8.6.7.      Interest Due. Licensee will pay Eureka interest on any undisputed payments that are not paid on or before the date such payments are due under this Agreement at a rate equal to [***]% per annum or, if lower, the maximum applicable legal rate, calculated on the total number of days payment is delinquent.

8.7.         Mutual Convenience. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to each Party.

9.	CONFIDENTIALITY AND PUBLICATION

9.1.         Nondisclosure and Non-Use Obligations.

9.1.1.      All Confidential Information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement will be maintained in confidence by the Receiving Party and will not be disclosed to a Third Party or used for any purpose except pursuant to the licenses granted under this Agreement or as otherwise set forth herein, without the prior written consent of the Disclosing Party. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any information that:

9.1.1.1.       is known by the Receiving Party at the time of its receipt from the Disclosing Party, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

9.1.1.2.       is known to the public before its receipt from the Disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the Receiving Party;

9.1.1.3.       is subsequently disclosed to the Receiving Party by a Third Party who is not known by the Receiving Party to be under an obligation of confidentiality to the Disclosing Party; or

9.1.1.4.       is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

For clarity, and notwithstanding any provision to the contrary set forth in this Agreement, (a) all Eureka Licensed Know-How will be Confidential Information of Eureka, (b) all Licensee Agreement Know-How will be Confidential Information of Licensee, (c) all Know-How within the Joint Agreement Know-How will be Confidential Information of both Parties, regardless of which Party initially generated or disclosed the relevant Joint Agreement Know-How to the other Party in connection with this Agreement, and (d) all information exchanged between the Parties regarding the Prosecution and Maintenance of the Patent Rights under Article 12 will be the Confidential Information of the Disclosing Party. Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is encompassed by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

The terms and conditions of this Agreement are hereby deemed to be the Confidential Information of each Party.

9.1.2.      Permitted Disclosures. Notwithstanding the obligations of confidentiality and non- use set forth in Section 9.1.1 above, a Receiving Party may provide Confidential Information disclosed to it and disclose the existence and terms and conditions of this Agreement, in each case, as may be reasonably required to the extent such disclosure is:

9.1.2.1.       to its Affiliates, Sublicensees or licensees, and its and their employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its rights under this Agreement, in each case, who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms and conditions of this Section 9.1;

9.1.2.2.       to the Regulatory Authorities in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided that reasonable measures will be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law;

9.1.2.3.       made in connection with the Prosecution and Maintenance of Eureka Licensed Technology, Joint Agreement Technology or Licensee Agreement Technology in an effort to secure, maintain, defend or enforce Patent Rights, as contemplated by this Agreement, or, with respect to such activities only, otherwise with the prior written consent of the disclosing Party’s intellectual property counsel;

9.1.2.4.       to bring or defend litigation and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement;

9.1.2.5.       subject to Section 9.1.2.8, required to be disclosed by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity;

9.1.2.6.       (a) with respect to the terms and conditions of this Agreement, to any bona fide actual or prospective acquirers, underwriters, investors, lenders, other financing sources, licensors, Sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, and (b) with respect to any other Confidential Information of the other Party, to any bona fide actual or prospective acquirers, licensors, Sublicensees or licensees and to employees, directors, agents, consultants or advisors of such Third Party, provided that any entity or individual receiving Confidential Information under clause (a) or (b) has a need to know such information and is under obligations of confidentiality and non-use with respect to such information that are no less stringent than the terms and conditions of this Section 9.1 (but of duration customary in confidentiality agreements entered into for a similar purpose); and

9.1.2.7.       to any Third Party to the extent a Party is required to do so pursuant to the terms and conditions of an in-license agreement with such Third Party relating to the intellectual property rights sublicensed to such Party hereunder, provided that any such Third Party receiving Confidential Information is under obligations of confidentiality and non-use with respect to such information that are no less stringent than the terms and conditions of this Section 9.1.

9.1.2.8.       If a Party, after consultation with counsel, determines it is required by Law to disclose Confidential Information of the other Party that is subject to the confidentiality or non- disclosure provisions of this Section 9.1, then such Party will promptly inform the other Party of the disclosure that is being sought (and to the extent possible upon at least five Business Days’ notice) in order to provide the other Party an opportunity to challenge or limit the disclosure and will reasonably cooperate with the other Party to do so. In the event that no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with certain terms of this Article 9, then the Receiving Party will furnish only that portion of Confidential Information that the Receiving Party is advised by counsel is legally required to be disclosed. Notwithstanding Section 9.1.1, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 9.1. If either Party concludes based on the reasonable opinion of counsel that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party will, within a reasonable time prior to any such filing (and to the extent possible at least five Business Days’ prior to any such filing), provide the other Party with a copy of this Agreement showing any provisions hereof as to which such Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take the other Party’s reasonable comments into consideration before filing such copy of this Agreement and, if any such additional redactions are accepted, use reasonable efforts to have such additional redactions afforded confidential treatment by the applicable regulatory agency.

Further, in making any disclosures set forth in clauses 9.1.2.1 through 9.1.2.5 above, the Receiving Party will, where reasonably practicable, give such advance notice to the Disclosing Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the Disclosing Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

9.2.         Publication and Publicity.

9.2.1.      Publication. Except for disclosures permitted pursuant to Section 9.1, Licensee may make a publication or public presentation of any results of Development or Commercialization activities under this Agreement, subject to Eureka’s prior approval and provided that Licensee will deliver to Eureka a copy of the proposed written publication or presentation at least 45 Business Days prior to submission for publication or presentation. Eureka will have the right (a) to propose modifications to the publication or presentation for patent reasons or trade secret reasons or to remove any Know-How or other Confidential Information of Eureka, and Licensee will remove all such Know-How and other Confidential Information of Eureka if so requested by Eureka and otherwise will incorporate Eureka’s reasonable comments, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If Eureka requests a delay, Licensee will delay submission or presentation for a period of 90 days (or such shorter period as may be mutually agreed by the Parties) to enable Eureka to file patent applications protecting Eureka’s rights in such information. Without limiting the foregoing, Licensee agrees to acknowledge the contributions of Eureka and its employees in all publication or presentation, as scientifically appropriate. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials will be subject to review under this Section 9.2.1 to the extent that Licensee has the right and ability (after using Commercially Reasonable Efforts to obtain such right and ability) to do so. Licensee will not submit or publish any article or other publication to or with any scientific journal or other publisher that requires, as a condition of publication, that Licensee agree to make available to the publisher or Third Parties any Materials which are the subject of the publication.

9.2.2.      Publicity. Except as set forth in Section 9.1, 9.2.1 or 9.3, the terms of this Agreement may not be disclosed by either Party, and neither Party will use the name, Trademark, trade name or logo of the other Party or its employees in any publicity, news release or other disclosure relating to this Agreement, its subject matter, or the activities of the Parties under this Agreement without the prior express written permission of the other Party, except (a) as may be required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party making such disclosure or use of the name, Trademark, trade name or logo of the other Party or its employees, gives the other Parties reasonable prior notice and otherwise complies with Section 9.1, or (b) as expressly permitted by the terms and conditions hereof.

9.3.         Press Release. The Parties recognize that each Party may from time to time desire to issue press releases or make other public statements or public announcements in respect of this Agreement, including the Development or Commercialization of Licensed Products in the Territory (each, a “Public Statement”). If Licensee desires to make a Public Statement, it shall provide Eureka a copy of such Public Statement at least five Business Days prior to the date it desires to make such Public Statement. Licensee shall not issue a Public Statement without Eureka’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Eureka shall provide Licensee a preliminary draft of any Public Statement that it intends to make with respect to Development of Licensed Products in the Licensee Territory at least five Business Days in advance of such Public Statement and Eureka shall consider any comments Licensee provides thereto in good faith. A Party may (a) once a Public Statement is issued in accordance with this Section 9.3, make subsequent public disclosure of the information contained in such Public Statement without the further approval of the other Party, and (b) issue a Public Statement as required by applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such Public Statement gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Article 9. In addition, Eureka may issue a press release regarding the payments under this Agreement with respect to any Licensed Products, provided, that such press release complies with this Section 9.3.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1.       Mutual Representations and Warranties as of the Effective Date. Each Party represents and warrants to the other Party that, as of the Effective Date:

10.1.1. such Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

10.1.2. such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;

10.1.3. all requisite corporate action on the part of such Party, its directors and stockholders required by applicable Law for the authorization, execution and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;

10.1.4. the execution, delivery and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents; and

10.1.5. no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement.

10.2.       Representations and Warranties of Eureka as of the Effective Date. Eureka represents and warrants to Licensee that, as of the Effective Date:

10.2.1. Eureka or one of its Affiliates is the sole and exclusive owner or exclusive licensee of the Eureka Licensed Technology, and Eureka’s rights, title and interests to all Eureka Licensed Technology are free of any lien or security interest;

10.2.2. none of the issued Eureka Licensed Patent Rights existing as of the Effective Date has been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable in whole or part by any Governmental Authority of competent jurisdiction, and, to the knowledge of Eureka, all such issued Eureka Licensed Patent Rights existing as of the Effective Date are valid and enforceable;

10.2.3. to the knowledge of Eureka, the Exploitation, as contemplated by Eureka and its Affiliates as of the Effective Date, of the Licensed Therapeutic (as it exists as of the Effective Date) in the Field in the Territory does not infringe, misappropriate or otherwise violate any valid and enforceable issued Patent Rights or any Know-How of any Third Party;

10.2.4. the Eureka Licensed Technology constitutes all of the Patent Rights and Know- How Controlled by Eureka or any of its Affiliates as of the Effective Date that are necessary for the Development and Commercialization, each as contemplated by Eureka and its Affiliates as of the Effective Date, of the Licensed Therapeutic (as it exists as of the Effective Date) in the Field in the Territory;

10.2.5. there is no Proceeding pending, or, to the knowledge of Eureka, threatened, as of the Effective Date, against Eureka or any of its Affiliates or involving any of the Eureka Licensed Technology (a) challenging or seeking to deny or restrict, any rights of Eureka or any of its Affiliates in any Eureka Licensed Technology, (b) alleging that any Eureka Licensed Patent Right is invalid, unenforceable or unpatentable, or (c) alleging that the use of any of the Eureka Licensed Technology existing as of the Effective Date misappropriates, infringes or otherwise violates any Patent Rights or Know-How of a Third Party; provided, however, that, “Proceeding” for purposes of the representations and warranties of clauses (a) and (b) excludes office actions or similar communications issued by any patent office or comparable registration authority in the ordinary course of prosecution of any patent application within the Eureka Licensed Patent Rights;

10.2.6. to the knowledge of Eureka, no Third Party has infringed, misappropriated or otherwise violated any Eureka Licensed Technology in the Field in the Territory; and

10.2.7. Eureka has obtained, or caused its Affiliates, as applicable, to have obtained, assignments from the inventors of any issued Patent Rights within the Eureka Licensed Technology, of all inventorship rights to such issued Patent Rights within the Eureka Licensed Technology, and, to Eureka’s knowledge, all such assignments are valid and enforceable.

10.3.       Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENT RIGHTS, KNOW-HOW, MATERIALS, LICENSED THERAPEUTIC, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

10.4.       Mutual Covenants.

10.4.1. Compliance with Laws. Each Party and its Related Parties will conduct all activities under this Agreement in compliance in all material respects with all applicable Laws.

10.4.2. No Debarment. Each Party will use reasonable efforts to not use, in any capacity in connection with the exercise of its rights or the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, or that is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person that is performing activities under this Agreement, is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any Proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any Person or entity used in any capacity by such Party or any of its Affiliates in connection with the exercise of its rights or the performance of its obligations under this Agreement.

10.4.3. No Conflicting Transactions. During the Term, Eureka will not, and will cause its Affiliates not to, enter into any agreement (or amend any agreement that Eureka is a party to as of the Effective Date) granting any license or other right under any Eureka Licensed Technology that is inconsistent with this Agreement. During the Term, Licensee will not, and will cause its Affiliates not to, enter into any agreement (or amend any agreement that Licensee is a party to as of the Effective Date) granting any license or other right under the Licensee Agreement Technology or Licensee’s interest in the Joint Agreement Technology that is inconsistent with this Agreement.

10.4.4. No Conflicting Actions. Eureka will not assign, transfer, convey or grant any license or other rights to its rights, title and interests in or to the Eureka Licensed Technology that would conflict with or limit the scope of any of the rights or licenses granted to Licensee under this Agreement. Licensee will retain Control of the Licensee Agreement Technology and Licensee’s interest in the Joint Agreement Technology so as not to conflict with or limit the scope of any of the rights or licenses granted to granted to Eureka under this Agreement.

10.4.5. IP Practices. Each Party will, and will ensure that its licensees, Affiliates, Sublicensees and Subcontractors obtain written agreements from any and all Persons involved in or performing any Development activities by or on behalf of such Party under this Agreement that (a) presently assign such Persons’ rights, title, and interests in and to any Agreement Know-How or Agreement Patent Rights to the Party that is the counterparty to such agreements, in each case, prior to any such Persons performing such Development activities, (b) require such Persons to promptly report any invention, discovery, or other Intellectual Property to the Party that is the counterparty to such agreements, (c) require such Persons to cooperate in the preparation, filing, prosecution, maintenance and enforcement of any patents and patent applications by the Party that is the counterparty to such agreements, and (d) require such Persons to perform all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.

10.5.       Additional Licensee Covenants.

10.5.1. No Bribery; FCPA Compliance.

10.5.1.1.     Licensee will not, and will ensure that its Affiliates will not, in the future offer, promise, pay, authorize, or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party, (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty, (c) securing any improper advantage, or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in each case in any way related to this Agreement.

10.5.1.2.     In performing under this Agreement, Licensee agrees, and will ensure that its Affiliates agree, to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions

10.5.2. Information Sharing. For clarity, notwithstanding anything to the contrary in this Agreement, Licensee will (and will cause its Affiliates, Sublicensees and Subcontractors to) (a) promptly notify Eureka in writing if Licensee (or any of its Affiliates, Sublicensees or Subcontractors) is not permitted to provide Eureka with any data, information, study reports or materials as a result of the application of any Laws in the Licensee Territory, (b) use its Commercially Reasonable Efforts to secure all such approvals and filings (including applying for any security assessments) as soon as possible after the Effective Date or at any time during the Term, as applicable, (and Licensee will keep Eureka informed as to the status thereof upon request from Eureka), (c) to the extent permitted under the applicable Laws in the Licensee Territory, use its Commercially Reasonable Efforts to obtain full and proper consents from all data subjects (including any Persons participating in any Clinical Trials conducted by or on behalf of Licensees (or its Affiliates, Sublicensees or Subcontractors)) in Licensee’s Territory that permit Licensee (and its Affiliates, Sublicensees or Subcontractors, as applicable) to provide and share the personal information of such data subjects to Eureka (and its Affiliates or (sub)licensees), such that Eureka (and its Affiliates or (sub)licensees, as applicable) may receive, use, process and otherwise exploit such information as permitted under this Agreement, and (d) at the request of Eureka, use its Commercially Reasonable Efforts to find alternative means for providing Eureka with such data, information, study reports or materials, as applicable, in a manner that is compliant with applicable Laws, including to consult and cooperate with Eureka in connection therewith (including, if requested by Eureka, to provide any such data in anonymized form).

10.5.3. Restricted Countries. Licensee will not, and will ensure that its Affiliates will not, export, transfer, or sell any Licensed Product (a) to any country or territory that is subject to comprehensive economic sanctions administered by OFAC, (b) to any other country or territory in which such activity would violate applicable Laws in the U.S., (c) to any Restricted Party, or (d) in such a manner that would violate the Global Trade Control Laws.

10.5.4. FCPA Compliance. In performing under this Agreement, Licensee agrees, and will ensure that its Affiliates agree, to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

11.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

11.1.       General Indemnification by Licensee. Licensee will indemnify, hold harmless and defend each of Eureka, its Related Parties, and their respective directors, officers, employees and agents (“Eureka Indemnitees”) from and against any and all losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) incurred in connection with Third Party claims, investigations, demands or suits (“Third Party Claims”) against the Eureka Indemnitees after the Effective Date to the extent arising out of or resulting from: (a) any breach of this Agreement, including any breach of a representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee in this Agreement, (b) the gross negligence, reckless conduct, willful misconduct, or fraud by or on the part of Licensee or any of its Affiliates, or any of their respective directors, officers, employees or agents, in the performance of Licensee’s obligations under this Agreement, or (c) the Exploitation by or on behalf of Licensee or any of its Related Parties of any Licensed Product in the Territory. Notwithstanding the foregoing, Licensee will have no obligation to indemnify, hold harmless, or defend any of the Eureka Indemnitees to the extent that any Losses arise out of or result from any matters for which Eureka is obligated to indemnify, hold harmless, or defend the Licensee Indemnitees Section 11.2.

11.2.       General Indemnification by Eureka. Eureka will indemnify, hold harmless, and defend each of Licensee, its Related Parties and their respective directors, officers, employees and agents (“Licensee Indemnitees”) from and against any and all Losses incurred in connection with Third Party Claims against the Licensee Indemnitees after the Effective Date to the extent arising out of or resulting from: (a) any breach of this Agreement, including any breach of a representation or warranty made by Eureka in this Agreement, or any breach or violation of any covenant or agreement of Eureka in this Agreement, (b) the gross negligence, reckless conduct, willful misconduct, or fraud by or on the part of Eureka or any of its Affiliates, or any of their respective directors, officers, employees or agents, in the performance of Eureka’s obligations under this Agreement, or (c) the Exploitation by or on behalf of Eureka or any of its Related Parties (excluding such conduct by or on behalf of Licensee, its Affiliates and its Sublicensees as licensees or sublicensees of Eureka hereunder) of any Licensed Product in the Territory. Notwithstanding the foregoing, Eureka will have no obligation to indemnify, hold harmless, or defend any of the Licensee Indemnitees to the extent that any Losses arise out of or result from, directly or indirectly, any matters for which Licensee is obligated to indemnify, hold harmless, or defend the Eureka Indemnitees under Section 11.1.

11.3.       Indemnification Procedure. Each Party will notify the other Party in writing in the event it becomes aware of a Third Party Claim for which indemnification may be sought hereunder. The Party entitled to indemnification pursuant to this Article 11 (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing upon being notified of or having knowledge of any Third Party Claim asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice will not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party. The Indemnifying Party and Indemnified Party will meet to discuss how to respond to any Third Party Claim. The Indemnified Party will cooperate fully with the Indemnifying Party in defense of such Third Party Claim, at such Indemnifying Party’s cost and expense. In any such Third Party Claim, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the Indemnified Party, unless (a) the Indemnifying Party and the Indemnified Party agree to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses of the Indemnified Party by application of the foregoing clause (a) or (b) will be reimbursed as they are incurred. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there is a final judgment for the plaintiff, then the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Losses by reason of such settlement or judgment. The Indemnifying Party will not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.4.       Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION (TO THE EXTENT THE SAME ARE CONSEQUENTIAL DAMAGES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING THE USE OF A LICENSED PRODUCT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF (A) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9. NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE 11.

11.5.       Insurance. Each Party will obtain and maintain insurance with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, prior to (a) a Party conducting a Clinical Trial of any Licensed Product, such Party will obtain appropriate liability insurance with a limit of at least $10,000,000 and will maintain such insurance throughout the conduct of Clinical Trials of such Licensed Product and for at least two years thereafter, and (b) the First Commercial Sale of a Licensed Product by a Party or any of its Related Parties, such Party will obtain appropriate liability insurance with a limit of at least $50,000,000 and will maintain such insurance for at least until two years after the last commercial sale of such Licensed Product by such Party or any of its Related Parties. The foregoing limits shall (i) be per occurrence and in annual aggregate, and (ii) shall not under any circumstances limit either Party’s liability under this Agreement, including with respect to its indemnification obligations under this Article 11. Upon request, each Party will provide the other Party with evidence of the existence and maintenance of such insurance coverage.

12.	INTELLECTUAL PROPERTY

12.1.       Inventorship.

12.1.1. Determination of Inventorship. Inventorship for inventions and discoveries (including Know-How) first developed or conceived during the course of the performance of activities under this Agreement will be determined in accordance with United States patent Laws for determining inventorship.

12.1.2. JRA Exception. Notwithstanding anything to the contrary in this Agreement, neither Party may invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). If the Parties agree to invoke the JRA Exception, the Parties will cooperate and coordinate their respective activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. §100(h).

12.2.       Ownership.

12.2.1. Licensee Agreement Technology. As between the Parties, Licensee will own all rights, title, and interests in and to all Licensee Agreement Technology.

12.2.2. Eureka Agreement Technology. As between the Parties, Eureka will own all rights, title, and interests in and to all Eureka Agreement Technology.

12.2.3. Joint Agreement Technology. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 7.1.1 and Section 7.2.1, the Parties will jointly own all Joint Agreement Technology on an equal, undivided basis, and each Party is entitled to practice the Joint Agreement Technology for all purposes on a worldwide basis and to license such Joint Agreement Technology through multiple tiers without consent of the other Party (where consent is required by applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Agreement Technology, throughout the world, necessary to provide the other Party, subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 7.1.1 and Section 7.2.1, with full rights of use and exploitation of the Joint Agreement Technology.

12.2.4. Disclosure of Inventions. The Parties will promptly disclose to each other any Agreement Know-How developed or invented during the Term, but no later than 30 days after the applicable Party’s intellectual property department receives notice of such development or invention.

12.2.5. Payments to Inventors. Each Party will be solely responsible for any payments to inventors with an obligation to assign, or who do assign, their rights, title, and interests in and to any Agreement Know-How and Agreement Patent Rights to such Party, including any rewards and remuneration for inventions and technical achievements required by applicable Law to be paid to its employees for the development or invention of any Agreement Know-How and Agreement Patent Rights. Eureka will be solely responsible for payments to inventors (other than inventors that are representatives of Licensee) of any Eureka Licensed Technology. Licensee will be solely responsible for payments to inventors of any Licensee Agreement Technology, including payments under any applicable inventorship compensation laws.

12.3.       Prosecution and Maintenance of Patent Rights.

12.3.1. Licensee.

12.3.1.1.    General. Subject to the remainder of this Section 12.3.1, as between the Parties, Licensee will (a) have the first right (but not the obligation) to Prosecute and Maintain the Licensee Agreement Patent Rights in the Licensee Territory, and (b) have the first right (but not the obligation), subject to the rights of a licensee of the Eureka Licensed Technology to Prosecute and Maintain any Licensee Agreement Patent Rights in the Eureka Territory, to Prosecute and Maintain the Licensee Agreement Patent Rights in the Eureka Territory, in each case of (a) and (b), using counsel of Licensee’s choosing (reasonably acceptable to Eureka), and will bear all Patent Costs incurred by Licensee therewith. Licensee will furnish to Eureka, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining the Licensee Agreement Patent Rights in the Territory, or copies of documents filed with or received from the relevant national patent offices or other Governmental Authorities with respect to the Licensee Agreement Patent Rights in the Territory, and such other material documents related to the Prosecution and Maintenance of the Licensee Agreement Patent Rights in the Territory, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Eureka. Licensee will consider in good faith timely comments and recommendations made by Eureka in connection with such review.

12.3.1.2.     Eureka Step-In. In the event that Licensee elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent Right claiming priority to a Patent Right prior to its issuance), any Licensee Agreement Patent Right in the Territory, Licensee will notify Eureka sufficiently in advance of the date on which any such Licensee Agreement Patent Right would become abandoned, no longer available or otherwise forfeited, whereupon, at the written request of Eureka, the Parties will meet to discuss any such decision by Licensee. Eureka will have the right (but not the obligation), at Eureka’s sole discretion and sole responsibility for all applicable Patent Costs, to assume the Prosecution and Maintenance in the Territory of such Licensee Agreement Patent Right in the name of Licensee (which right will include the right to file additional Patent Rights claiming priority to such Patent Right). Eureka will furnish to Licensee, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining such assumed Licensee Agreement Patent Right, or copies of documents filed with the relevant national patent offices or other Governmental Authorities with respect to such assumed Licensee Agreement Patent Right, and such other material documents related to the Prosecution and Maintenance of such assumed Licensee Agreement Patent Right, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Licensee. Eureka will consider in good faith timely comments and recommendations made by Licensee in connection with such review. Licensee will sign, or will use Commercially Reasonable Efforts to have signed, all legal documents as are reasonably necessary for Eureka to assume the Prosecution and Maintenance in the Territory of any Licensee Agreement Patent Rights.

12.3.2. Eureka.

12.3.2.1.    General. Subject to the remainder of this Section 12.3.2, as between the Parties, Eureka will have (a) the sole right (but not the obligation) to Prosecute and Maintain the Eureka Licensed Patent Rights and the Joint Agreement Patent Rights (the “Eureka Controlled Patent Rights”) in the Eureka Territory and (b) the first right (but not the obligation) to Prosecute and Maintain the Eureka Controlled Patent Rights in the Licensee Territory, and, in each case ((a) and (b)), will bear all Patent Costs incurred by Eureka therewith. Eureka will furnish to Licensee, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining the Eureka Controlled Patent Rights in the Licensee Territory, or copies of documents filed with or received from the relevant national patent offices or other Governmental Authorities with respect to the Eureka Controlled Patent Rights in the Licensee Territory, and such other material documents related to the Prosecution and Maintenance of the Eureka Controlled Patent Rights in the Licensee Territory, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Licensee. Eureka will consider in good faith timely comments and recommendations made by Licensee in connection with such review.

12.3.2.2.    Licensee Step-In. In the event that Eureka elects not to Prosecute and Maintain (or continue to Prosecute and Maintain, including filing a Patent Right claiming priority to a Patent Right prior to its issuance), any Eureka Controlled Patent Right in the Licensee Territory, then subject to the rights of a licensee of the Eureka Licensed Technology to step-in and assume the Prosecution and Maintenance of any Eureka Controlled Patent Rights in the Licensee Territory, Eureka will notify Licensee sufficiently in advance of the date on which any such Eureka Controlled Patent Right would become abandoned, no longer available or otherwise forfeited, whereupon, at the written request of Licensee, the Parties will meet to discuss any such decision by Eureka. Except if such decision by Eureka not to Prosecute and Maintain (or continue to Prosecute and Maintain) such Eureka Controlled Patent Right was taken for strategic reasons, Licensee will have the right (but not the obligation), subject to the rights of a licensee of the Eureka Licensed Technology to step-in and assume the Prosecution and Maintenance of any Eureka Controlled Patent Rights in the Licensee Territory, at Licensee’s sole discretion and sole responsibility for all applicable Patent Costs, to assume the Prosecution and Maintenance in the Licensee Territory of such Eureka Controlled Patent Right in the name of Eureka (which right will include the right to file additional Patent Rights claiming priority to such Patent Right). Licensee will consult with Eureka on its strategy for the Prosecution and Maintenance in the Licensee Territory of all such assumed Eureka Controlled Patent Rights. Licensee will furnish to Eureka, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of Prosecuting and Maintaining such assumed Eureka Controlled Patent Right, or copies of documents filed with or received from the relevant national patent offices or other Governmental Authorities with respect to such assumed Eureka Controlled Patent Right, and such other material documents related to the Prosecution and Maintenance of such assumed Eureka Controlled Patent Right, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Eureka. Licensee will implement timely and reasonable comments and recommendations made by Eureka in connection with such review. Eureka will sign, or will use Commercially Reasonable Efforts to have signed, all legal documents as are reasonably necessary for Licensee to assume the Prosecution and Maintenance in the Licensee Territory of such assumed Eureka Controlled Patent Rights.

12.3.3. Cooperation and Coordination. At the Prosecuting Party’s cost, the non- Prosecuting Party will (a) obtain and deliver to the Prosecuting Party any necessary documents for the Prosecuting Party to exercise its rights to be Prosecuting Party, and (c) assist the Prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such Prosecuting Party is responsible, as well as for the preparation, prosecution, defense, and maintenance of such Patent Rights.

12.4.       Third Party Infringement.

12.4.1. Notices. During the Term, the Parties will inform each other in writing within five Business Days if either Party becomes aware of (a) any suspected, threatened, or actual infringement by any Third Party of any Eureka Licensed Patent Rights, Licensee Agreement Patent Rights or Joint Agreement Patent Rights or (b) receives any application, submission or notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or a certification that is, or is comparable to, a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or filing an application under 21 U.S.C. §505(b)(2), or other similar patent certification by a Third Party, in each case, that comprises, incorporates, competes with, or otherwise affects any Licensed Product (each of (a) and (b), an “Infringement”), including any Infringement that arises as a result of the making, using, offering to sell, selling, or importing of a product in the Territory that would be competitive with the Development, Manufacture or Commercialization of a Licensed Product anywhere in the world (a “Competing Infringement”). Each Party will provide any available evidence of such Infringement with such notification.

12.4.2. Enforcement Rights.

12.4.2.1.     Licensee Rights. During the Term, as between the Parties, Licensee will have (a) the sole right (but not the obligation) to initiate an infringement, misappropriation or other appropriate suit (an “Infringement Action”) against any Infringement that is not a Competing Infringement in the Licensee Territory with respect to any Licensee Agreement Patent Rights, (b) the sole right (but not the obligation), subject to the rights of a licensee of the Eureka Licensed Technology to initiate an Infringement Action with respect to any Licensee Agreement Patent Rights in the Eureka Territory, to initiate an Infringement Action against any Infringement that is not a Competing Infringement in the Eureka Territory with respect to any Licensee Agreement Patent Rights (c) the sole right, but not the obligation, to initiate an Infringement Action against a Competing Infringement in the Licensee Territory with respect to any Licensee Agreement Patent Rights, and (d) the first right (but not the obligation), subject to the rights of a licensee of the Eureka Licensed Technology to initiate an Infringement Action with respect to any Licensee Agreement Patent Rights in the Eureka Territory, to initiate an Infringement Action against a Competing Infringement in the Eureka Territory with respect to any Licensee Agreement Patent Rights, in each case ((a), (b), (c) and (d)), at Licensee’s sole discretion with counsel of its own choice and at Licensee’s sole cost and expense.

12.4.2.2.     Eureka Rights. During the Term, as between the Parties, Eureka will have (a) the sole right, but not the obligation, to initiate an Infringement Action against any Infringement that is not a Competing Infringement anywhere in the world with respect to any Eureka Controlled Patent Rights, (b) the sole right, but not the obligation, to initiate an Infringement Action against a Competing Infringement in the Eureka Territory with respect to any Eureka Controlled Patent Rights, and (c) the first right, but not the obligation, to initiate an Infringement Action against a Competing Infringement in the Licensee Territory with respect to any Eureka Controlled Patent Rights, in each case ((a), (b) and (c)), at Eureka’s sole discretion with counsel of its own choice and at Eureka’s sole cost and expense.

12.4.2.3.     Eureka Step-In Rights. During the Term, if Licensee fails to initiate an Infringement Action against any Competing Infringement in the Eureka Territory with respect to any Licensee Agreement Patent Rights pursuant to its rights under Section 12.4.2.1(d) within 30 days after written notice of such Competing Infringement is first provided by a Party under Section 12.4.1, or otherwise informs Eureka within such 30-day period that Licensee does not intend to initiate any such Infringement Action, then Eureka will have the right to initiate and control such Infringement Action by counsel of its own choice, at its own discretion and at Eureka’s cost and expense, provided that Licensee will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

12.4.2.4.     Licensee Step-In Rights. During the Term, if Eureka fails to initiate an Infringement Action against any Competing Infringement in the Licensee Territory with respect to any Eureka Controlled Patent Rights pursuant to its rights under Section 12.4.2.2(c) within 30 days after written notice of such Competing Infringement is first provided by a Party under Section 12.4.1, or otherwise informs Licensee within such 30-day period that Eureka does not intend to initiate any such Infringement Action, then, unless such decision by Eureka not to initiate such Infringement Action was taken for strategic reasons, Licensee will have the right, subject to the rights of a licensee of the Eureka Licensed Technology to step-in and assume the control of such Infringement Action, to initiate and control such Infringement Action by counsel of its own choice, at its own discretion and at Licensee’s cost and expense, provided that Eureka will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

12.4.2.5.     Procedure. If the Party having the right to initiate an Infringement Action under this Section 12.4.2 (the “Initiating Party”) desires to initiate such Infringement Action but may not do so due to applicable Law or regulation (even as the assignee or exclusive licensee of such infringed Patent Right), then such Initiating Party may require that the other Party join as a named party in such action or itself initiate such Infringement Action, at the Initiating Party’s sole cost and expense. The Initiating Party will take the lead in the control and conduct of any such Infringement Action under this Section 12.4.2 and will keep the other Party reasonably informed of any such Infringement Action, and the other Party will reasonably assist the Initiating Party in any such Infringement Action under this Section 12.4.2 at the Initiating Party’s expense. In no event may the Initiating Party settle any such Infringement Action in a manner that would (a) limit or otherwise adversely affect the rights of the other Party under this Agreement, (b) admit fault of the other Party, (c) admit that any Patent Right is invalid or enforceable, whether in whole or in part, or (d) impose any monetary or other obligation on the other Party, in each case, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned.

12.4.2.6.     Recoveries. Any amount recovered in any Infringement Action under this Section 12.4.2, including any amount recovered in any settlement of such Infringement Action, will first be used to reimburse each Party’s costs and expenses with respect to such Infringement Action (which reimbursement will be on a pro rata basis to the extent such costs and expenses exceed such recovered amount) and will thereafter be treated as (a) with respect to any Infringement Action that is not a Competing Infringement (i) brought by Licensee under Section 12.4.2.1(a) or Section 12.4.2.1(b), for the benefit of Licensee, and (ii) brought by Eureka under Section 12.4.2.2(a), for the benefit of Eureka; (b) with respect to any Infringement Action against a Competing Infringement (i) in the Licensee Territory brought by Licensee under Section 12.4.2.1(c), Net Sales and shared with Eureka as royalties pursuant to Section 8.3, and (ii) in the Eureka Territory brought by Eureka under Section 12.4.2.2(b): (A) with respect to the Eureka Licensed Patent Rights, for the benefit of Eureka or (B) with respect to the Joint Agreement Patent Rights, shared equally (50:50) by the Parties; and (c) with respect to any Infringement Action against a Competing Infringement (i) in the Licensee Territory brought by Eureka under Section 12.4.2.2(c) or by Licensee pursuant to its step-in rights under Section 12.4.2.4, shared equally (50:50) by the Parties and (ii) in the Eureka Territory brought by Licensee under Section 12.4.2.1(d) or by Eureka pursuant to its step-in rights under Section 12.4.2.3, shared equally (50:50) by the Parties

12.5.       Defense of Claims.

12.5.1. Notice. If any Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement, misappropriation, or other violation of a Third Party’s Intellectual Property, the Party first having notice of the claim or assertion will promptly notify the other Party.

12.5.2. Defense. Except as otherwise provided in Article 11, Licensee will have the first right (but not the obligation), subject to the rights of a licensee of the Eureka Licensed Technology to defend such Third Party claim, to defend any such Third Party claim or assertion that the Development or Commercialization of the Licensed Product in the Field in the Licensee Territory infringes, misappropriates or otherwise violates such Third Party’s Intellectual Property at Licensee’s expense. Except as otherwise provided in Article 11, Eureka will have the first right, but not the obligation, to defend any such Third Party claim or assertion that (a) the Exploitation of the Licensed Product in the Field in the Eureka Territory or (b) the Manufacture of the Licensed Product in the Field in the Licensee Territory infringes, misappropriates or otherwise violates such Third Party’s Intellectual Property at Eureka’s expense. The non-defending Party will reasonably cooperate with the Party conducting the defense of such Third Party claim or assertion, including if required to conduct such defense, furnishing a power of attorney. The defending Party will keep the non-defending Party reasonably advised of all material developments in the conduct of any proceedings in defending such Third Party claim or assertion.

12.5.3. Settlement. Except as otherwise provided in Article 11, neither Party will enter into any settlement of any claim described in this Section 12.5 that limits or otherwise adversely affects the other Party’s rights or interests under this Agreement, admits faults of the other Party, or imposes any monetary or other obligations on the other Party without such other Party’s written consent, such consent not to be unreasonably withheld, delayed, or conditioned. Each Party will have the right to decline to defend or to tender the defense of any claim described in this Section 12.5 upon reasonable written notice to the other Party, including if the other Party fails to agree to a settlement that the declining Party proposes.

12.6.       Other Invalidity or Unenforceability Proceedings. Without limiting the provisions of Section 7.7.2, if either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, post-grant proceedings, or other attack upon the validity, title, or enforceability of a Patent Right owned or controlled by a Third Party and having one or more claims that Cover a Licensed Product, or the use, sale, offer for sale, or importation of a Licensed Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 12.5, in which case the provisions of Section 12.5 will govern) (any such action, an “Invalidity Action”), such Party will so notify the other Party. The Parties will reasonably confer to discuss whether to bring such action or the manner in which to settle such action, and if any Invalidity Action is brought by a Party, each Party will provide such assistance as may be reasonably requested by the other Party (at such other Party’s cost) in connection with such Invalidity Action.

12.7.       Patent Extensions. Licensee will have the full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates, or equivalents thereto (hereinafter “Patent Term Extensions”) for the Eureka Controlled Patent Rights in any country of the Licensee Territory, in each case, where applicable to a Licensed Product. Eureka will have the full and exclusive right and discretion to determine and control all filings of requests for Patent Term Extensions, for the Eureka Controlled Patent Rights in any country of the Eureka Territory, in each case, where applicable to a Licensed Product. The Parties will discuss the strategy with respect to Patent Term Extensions, and, after considering the other Party’s comments in good faith, (a) Licensee will have the sole right to determine and control all filings with respect thereto in any country of the Licensee Territory and (b) Eureka will have the sole right to determine and control all filings with respect thereto in any country of the Eureka Territory. All costs and expenses relating to the Patent Term Extensions will be born solely by the Party controlling the filings with respect thereto. Upon request of a Party and at such requesting Party’s cost and expense, the other Party will provide support, assistance, and all necessary documents, in full, executed form if needed, to the requesting Party for the purpose of supporting, filing, obtaining, and maintaining Patent Term Extensions.

12.8.       Patent Listings. Licensee will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Eureka Controlled Patent Right in the then-current edition of the United States Food and Drug Administration publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (the “Orange Book”) or the “List of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations” (the “Purple Book”) in connection with the Regulatory Approval of any Licensed Product in the United States, or in the then- current patent listing that is equivalent to the Orange Book or the Purple Book in any other country in the Licensee Territory in connection with the Regulatory Approval of any Licensed Product for the Licensee Territory. Eureka will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Eureka Controlled Patent Right in the then-current patent listing that is equivalent to the Orange Book or the Purple Book in any country of the Eureka Territory in connection with the Regulatory Approval of any Licensed Product for the Eureka Territory. The Parties will discuss which Eureka Controlled Patent Right will be included in such patent listing and, after considering the other Party’s comments in good faith, (a) Licensee will have the sole right to determine which Patent Rights will be included in such listings in any country of the Licensee Territory, and (b) Eureka will have the sole right to determine which Patent Rights will be included in such listings in any country of the Eureka Territory. Each Party will provide such assistance as may be reasonably requested by the other Party in connection with such listing activities.

12.9.       Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance and enforcement of Patent Rights under this Article 12 will be deemed Confidential Information of the Disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance and enforcement, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and, as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 12, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 12 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

13.	TERM AND TERMINATION

13.1.       Term. This Agreement will be effective as of the Effective Date and, unless terminated earlier, this Agreement will continue on a Licensed Product-by-Licensed Product basis until the date on which the Royalty Term has expired in each country in the Licensee Territory for such Licensed Product and will finally expire upon the expiration of the Royalty Term for the final Licensed Product (the “Term”). Upon (a) expiration of the Royalty Term for a Licensed Product in a country in the Licensee Territory, the licenses granted from Eureka to Licensee under Article 7 with respect to such Licensed Product in such country will become royalty-free, irrevocable and perpetual and, after payment of all Sales Milestone Payments for all Sales Milestone Events achieved after the end of such Royalty Term, fully-paid, and (b) expiration of this Agreement, the licenses granted from Eureka to Licensee under Article 7 with respect to the Licensed Products in the Licensee Territory will become fully-paid, irrevocable and perpetual.

13.2.       Termination by Licensee for Convenience. At any time during the Term, Licensee may terminate this Agreement in its entirety for any reason or no reason upon 120 days’ prior written notice to Eureka.

13.3.       Termination for Material Breach.

13.3.1. Material Breach.

13.3.1.1.     Subject to Section 13.3.2, Eureka will have the right to terminate this Agreement in its entirety upon delivery of written notice to Licensee in the event of any material breach by Licensee of this Agreement, provided that such termination will not be effective if such breach has been cured within 90 days after written notice thereof is given by Eureka to Licensee specifying the nature of the alleged breach (or, if such default cannot be cured within such 90 day period, within 180 days after such notice if Licensee commences actions to cure such default within such 90-day period and thereafter diligently continues such actions, but fails to cure the default by the end of such 180-days); provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within 30 days after written notice thereof is given by Eureka to Licensee.

13.3.1.2.     Subject to Section 13.3.2, Licensee will have the right to terminate this Agreement in its entirety upon delivery of written notice to Eureka in the event of any material breach by Eureka of this Agreement, provided that such termination will not be effective if such breach has been cured within 90 days after written notice thereof is given by Licensee to Eureka specifying the nature of the alleged breach (or, if such default cannot be cured within such 90-day period, within 180 days after such notice if Eureka commences actions to cure such default within such 90-day period and thereafter diligently continues such actions, but fails to cure the default by the end of such 180-days); provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within 30 days after written notice thereof is given by Licensee to Eureka.

13.3.2. Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3.1 and such alleged breaching Party provides the other Party notice of such dispute within such 90-day or 30-day period, as applicable, then the other Party will not have the right to terminate this Agreement under Section 13.3.1 unless and until the dispute resolution process set forth in Section 14.3 has been completed.

13.4.       Termination for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within 60 days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable Law.

13.5.       Termination for Patent Challenge. If, during the Term, Licensee or its Sublicensee (or any Affiliate of Licensee or its Sublicensee) commences or participates in, or actively assists any other Person in bringing, any action or legal or administrative proceeding (including any patent opposition or re- examination proceeding), or otherwise asserts any claim, challenging or denying the patentability, validity or enforceability of any claim of the Eureka Licensed Patent Rights in one or more countries (each a “Patent Challenge”), then, Eureka will have the right to terminate this Agreement in its entirety upon 60 days’ prior written notice to Licensee unless Licensee or its Sublicensee (or the applicable Affiliate) causes such Patent Challenge(s) to be withdrawn within such 60-day period following receipt of written notice from Eureka (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which Licensee or its Sublicensee (or the applicable Affiliate) does not have the power to unilaterally cause the Patent Challenge(s) to be withdrawn, Licensee or its Sublicensee (or the applicable Affiliate) withdraws as a party from such Patent Challenge(s) and ceases actively assisting any other party to such Patent Challenge(s) within such 60-day period). The foregoing sentence will not apply with respect to (a) any Patent Challenge that is first made by Licensee, its Sublicensee or their Affiliates in defense of a claim of patent infringement brought by Eureka under the applicable Eureka Licensed Patent Rights at issue under such Patent Challenge, (b) any challenge brought by a Third Party which subsequently becomes an Affiliate of Licensee provided such challenge was initiated at least three months before the signing of the definitive document(s) whereby such Third Party became an Affiliate of Licensee, or (c) any challenge brought by a Sublicensee if Licensee terminates the sublicense granted to such Sublicensee upon such Sublicensee’s failure to comply with the obligations of the first sentence of this Section 13.5 applicable to Sublicensees of Licensee within such 60-day period.

13.6.       Effect of Termination. Upon any termination (but not expiration) of this Agreement:

13.6.1. Termination of Licenses. All licenses granted under Article 7 with respect to all Licensed Products will terminate, except that the licenses granted by Eureka to Licensee under Section 7.1.1 may continue solely to the extent necessary, and solely for the time periods specified in such Sections, for Licensee to promptly and diligently complete the orderly transition or wind-down of ongoing Clinical Trials under Section 13.6.3 or to sell or otherwise dispose of any inventory of Licensed Products as permitted under Section 13.6.5.

13.6.2. Reversion License.

13.6.2.1.       Effective upon the date of termination of this Agreement in case of termination by Eureka pursuant to Section 13.3.1.1, 13.4 or 13.5 or termination by Licensee pursuant to Section 13.2, 13.3.1.2 or 13.4, subject to the terms of this Section 13.6.2, Licensee, on behalf of itself and its Affiliates, hereby grants (without any further subsequent action required on the part of Licensee or Eureka) to Eureka and its Affiliates, an irrevocable, perpetual, worldwide license, with the right to grant sublicenses through multiple tiers, under the Licensee Agreement Technology and Licensee’s interest in the Joint Agreement Technology to Exploit products anywhere in the world (the “Reversion License”), where, at Eureka’s election specified in a written notice to Licensee no later than 120 days after, as applicable, the date of Eureka’s notice of termination to Licensee pursuant to Section 13.3.1.1, 13.4 or 13.5 or the date of Eureka’s receipt of Licensee’s notice pursuant to Section 13.2, 13.3.1.2 or 13.4, the Reversion License will be either (i) non-exclusive, royalty-free and fully paid-up, or (ii) exclusive and, except if granted following Eureka’s termination pursuant to Section 13.3.1.1 or 13.5, royalty-bearing, provided that, in the event that Eureka fails to send such written notice to Licensee within such 120-day period, the Reversion License for the Licensee Agreement Technology and Licensee’s interest in the Joint Agreement Technology by default will be non-exclusive, royalty-free and fully paid-up.

13.6.2.2.     If, in its written notice in accordance with Section 13.6.2.1, Eureka elects the Reversion License to be granted as an exclusive license as specified in the foregoing Section 13.6.2.1(ii), then, except if the Reversion License is granted following Eureka’s termination pursuant to Section 13.3.1.1 or 13.5, Eureka will make payments to Licensee based on Net Sales (defined mutatis mutandis for Eureka and its Affiliates and (sub)licensees) of the Licensed Products in the Field in the Licensee Territory by Eureka and its Affiliates and (sub)licensees in a given Calendar Year at the following rates: (a) if the termination occurs prior to Regulatory Approval in the United States of a first Licensed Product, [***]%, subject to a maximum royalty payment equal to the amount incurred by or on behalf of Licensee and its Affiliates in connection with the Development and Commercialization of such Licensed Product (excluding all payments to Eureka under this Agreement) prior to the effective date of such termination (where such total amount will be (i) specified in Licensee’s termination notice to Eureka pursuant to Section 13.2, 13.3.1.2 or 13.5, or (ii) submitted in writing to Eureka no later than 20 Business Days following Licensee’s receipt of Eureka’s termination notice pursuant to Section 13.3.1.1, 13.4 or 13.5, or (b) if the termination occurs after receipt of Regulatory Approval in the United States of a first Licensed Product, [***]% (i) for a period of [***] years from the First Commercial Sale of the applicable Licensed Product in the applicable country of the Licensee Territory and (ii) subject to the reductions for Generic Competition of Section 8.4.3 applying mutatis mutandis to Eureka. Payments would be made by Eureka to Licensee in a manner analogous to that set forth in Section 8.6.

13.6.2.3.     In the event that Eureka elects the Reversion License to be granted as an exclusive license as specified in the foregoing Section 13.6.2.1(ii), Eureka will have the right to assume, at its cost, (a) the sole responsibility for the Prosecution and Maintenance of the Licensee Agreement Patent Rights in all countries claiming solely the Licensed Products and (b) the sole right to take any action to enforce any such Licensee Agreement Patent Rights in connection with any Competing Infringement of a Licensed Product anywhere in the world.

13.6.3. Wind Down Costs. Licensee will pay for (a) the costs and expenses for all Clinical Trials in support of obtaining Regulatory Approval for Commercialization of the Licensed Products in the Licensee Territory that are ongoing prior to the date of the written notice from one Party to the other Party under Section 13.3.1.1, 13.3.1.2, 13.2, 13.4 or 13.5, as applicable, for a period of three months after the effective date of termination of this Agreement (for clarity, Licensee’s payment obligation will continue and extend for such three-month period beyond such obligation existing during the specified notice period in such applicable termination Section), and (b) the reasonable costs and expenses to wind-down any such then on-going Clinical Trials of clause (a) that Eureka identifies will not be continued by written notice to Licensee provided no later than 15 Business Days after the effective date of termination of this Agreement.

13.6.4. Regulatory Materials; Commercial Materials. Licensee, on behalf of itself and its Affiliates, at its cost, will (a) assign to Eureka or Eureka’s designee possession and ownership of all Regulatory Materials, Pricing and Reimbursement Approvals and material correspondence and conversation logs solely relating to the Licensed Products in the Licensee Territory, in each case, in Licensee’s Control, and (b) transfer to Eureka or Eureka’s designee copies of all data, reports, records, materials and information, including customer lists and other sales and marketing information in Licensee’s Control to the extent that such data, reports, records, materials or other information solely relate to the Licensed Products in the Licensee Territory, including all non-clinical and clinical data relating to the Licensed Products, and all Adverse Event data solely related to the Licensed Products in Licensee’s Control, and (c) transfer to Eureka all records and materials in Licensee’s Control containing Confidential Information of Eureka solely relating to the Licensed Products in the Licensee Territory. In addition, effective upon the effective date of termination, Licensee, on behalf of itself and its Affiliates, will appoint Eureka as Licensee’s or Licensee’s Related Parties’ agent for all matters involving Regulatory Authorities in the Licensee Territory solely relating to the Licensed Products until all Regulatory Materials, Pricing and Reimbursement Approvals and other governmental or Regulatory Approvals relating to the Development, Manufacture or Commercialization of the Licensed Products in the Licensee Territory have been assigned to Eureka or its designee. In the event of failure to obtain such assignment, effective upon the effective date of termination, Licensee, on behalf of itself and its Affiliates, hereby consents and grants to Eureka the right to access and reference (without any further action required on the part of Licensee, whose authorization to file this consent with any Regulatory Authority of the Licensee Territory is hereby granted effective as of the date of termination) any such item with respect to the Licensed Products in the Licensee Territory.

13.6.5. Sell-Off; Inventory. If the effective date of termination of this Agreement is after the First Commercial Sale of a Licensed Product in any country of the Licensee Territory, then, to the extent permitted by applicable Law, effective upon such date of such termination, Licensee, its Affiliates and its Sublicensees will have the non-exclusive right to sell any inventory of the Licensed Products intended for Commercialization in the Licensee Territory existing as of such date of termination in accordance with the terms and conditions of this Agreement for the Licensee Territory by or under the authority of Licensee, its Affiliates or its Sublicensees as of the notice date of the applicable termination, for six months after the effective date of the applicable termination or such longer time as may be agreed by the Parties in writing (the “Commercialization Wind-Down Period”). Any Licensed Product sold or disposed of by Licensee, its Affiliates or its Sublicensees in the Licensee Territory during the Commercialization Wind-Down Period will be subject to the applicable payment and reporting obligations under Article 8. Within 30 days after the end of the Commercialization Wind-Down Period, Licensee will notify Eureka of any quantity of Licensed Products for the Licensee Territory remaining in Licensee’s, its Affiliates’ or its Sublicensees’ inventory, and Eureka will have the right to purchase, in its discretion, any such quantities of the Licensed Products from Licensee, its Affiliates or its Sublicensees at a price equal to the unit price at which Licensee originally purchased such unit of Licensed Product from Eureka pursuant to Section 6.3 and the Commercial Supply Agreement.

13.6.6. Third Party Agreements. If Eureka so requests in writing promptly following the effective date of termination of this Agreement, and to the extent permitted under Licensee’s obligations to Third Parties existing on the effective date of such termination, Licensee will assign to Eureka, and Eureka will assume, any Third Party agreements that solely relate to the Exploitation of the Licensed Products in the Licensee Territory to which Licensee is a party; provided that, if the assignment of any such Third Party agreement requires the consent of any Third Party, such assignment of such Third Party agreement will not occur unless and until such consent is obtained (it being understood that if so requested by Eureka in writing, Licensee will, at Eureka’s cost, use reasonable efforts to obtain any such consent as promptly as reasonably practicable under the circumstances).

13.6.7. Sublicense Survival. Eureka will, at the written election of any terminated Third Party that is a terminated Sublicensee (to the extent not then in breach of its applicable sublicense agreement with Licensee), negotiate in good faith the potential grant of a direct license to such terminated Sublicensee, which license will not be broader in license scope, territory or duration than such sublicense agreement granted by Licensee to such Sublicensee and not more burdensome on Eureka in any material manner and no less favorable to Eureka than the financial terms of Article 8 (each, a “New License Agreement”). Notwithstanding any provision to the contrary set forth in this Agreement, Eureka will not be obligated to negotiate a New License Agreement with a terminated Sublicensee (a) unless such Sublicensee notifies Eureka in writing within 60 days after the termination of this Agreement that it wishes to negotiate and enter into a New License Agreement or (b) if such notice is provided by a terminated Sublicensee within such 60-day period, at any time following the expiration of a 60-day period after the date of such notice.

13.6.8. Licensee Trademarks. If as of the effective date of termination of this Agreement (a) Licensee or any of its Affiliates owns any Trademarks that are used exclusively for the Licensed Products in the Licensee Territory and (b) such Trademarks have been approved by the Regulatory Authority in a country of the Licensee Territory for use with the Licensed Products (such Trademarks, the “Reversion Trademarks”), then, at Eureka’s written request promptly following the effective date of such termination, Licensee, on behalf of itself and its Affiliates, will transfer and assign to Eureka all of Licensee’s and its Affiliates’ rights, title and interest in and to such Reversion Trademarks for the applicable country of the Licensee Territory, pursuant to an agreement that the Parties will negotiate and enter into after such effective date of termination, which agreement will contain, to the extent applicable, quality control and indemnification obligations customary of such agreements applying to Eureka’s use of such transferred Reversion Trademarks following such assignment or license, as applicable.

13.6.9. Return of Confidential Information. Except in the case of Eureka for any Confidential Information that is the subject of its Reversion License, each Party, at its cost, will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information that relates to the Licensed Products for the Licensee Territory and that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or Subcontractors), except that such Party will have the right to retain copies of intangible Confidential Information of such other Party for legal purposes in accordance with such Party’s internal compliance policies. Notwithstanding the return or destruction of any Confidential Information, the Parties will continue to be bound by their confidentiality obligations under this Agreement.

13.6.10. IP Files Transfer. With respect to any Licensee Agreement Patent Rights that claim solely the Licensed Products and under which Eureka is granted an exclusive license pursuant to Section 13.6.2, at Eureka’s cost and expense, Licensee will transfer to Eureka or its designee copies of filings, applications, correspondence and other related records received or generated by Licensee in the course of Prosecuting and Maintaining or enforcing such Licensee Agreement Patent Rights. With respect to any Eureka Licensed Patent Rights for which Licensee has exercised its Prosecution and Maintenance step-in rights under Section 12.3.2.2 or enforcement step-in rights under Section 12.4.2.4, at Eureka’s cost and expense, Licensee will transfer to Eureka or its designee copies of filings, applications, correspondence and other related records received or generated by Licensee in the course of exercising such activities.

13.6.11. Dissolution of Committees. If this Agreement is terminated in its entirety, all Committees will be dissolved as of the effective date of such termination, provided that, for any surviving provisions requiring action or decision by any of the Committees or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable. If this Agreement is terminated in part, then the subject-matter responsibility of the respective Committees will no longer extend to the Licensed Products.

13.6.12. Termination of Rights and Obligations. Except as set forth in this Section 13.6 and Section 13.7, all rights and obligations of the Parties under this Agreement will terminate as of the applicable effective date of any termination of this Agreement in its entirety.

13.6.13. Further Assurances. Each Party will execute all reasonable documents and take all such further actions as may be reasonably requested by the other Party, at such other Party’s cost, in order to give effect to the foregoing clauses.

13.7.       Effect of Expiration or Termination; Survival.

13.7.1. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity, with respect to any breach of this Agreement.

13.7.2. The following provisions will survive expiration or termination of this Agreement in its entirety for any reason: Article 1, Section 4.5.2 (solely with respect to any Licensed Products sold in the Licensee Territory prior to the effective date of such expiration or termination); Section 4.8 (solely with respect to any recall or market withdrawal (i) for which a Party has delivered notice to the other Party pursuant to Section 4.8 prior to the effective date of such expiration or termination, or (ii) that is ongoing as of the effective date of such expiration or termination), Section 4.9 (solely with respect to Licensee in connection with Licensee’s permitted sale of Licensed Products in the Licensee Territory during the Commercialization Wind-Down Period), Section 6.4 (solely with respect to any reimbursement obligations that accrued prior to the effective date of such expiration or termination), Section 7.4, Section 7.7.2 (solely with respect to any payment obligations that accrued prior to the effective date of such expiration or termination), Section 7.8, Article 8 (solely with respect to any payment obligations that accrued prior to the effective date of such expiration or termination), Article 9, Section 10.3, Article 11 (provided that, with respect to Section 11.5, solely for the time periods specified therein), Section 12.1, Section 12.2, Section 12.3.1 (subject to Section 13.6.2), Section 12.3.2 (solely with respect to Joint Agreement Patent Rights), Section 12.3.3, Section 12.4.2.6 (solely with respect to any recovered amounts for any Infringement Action initiated prior to the effective date of such expiration or termination that remain unallocated to each Party in accordance with the terms of such Section 12.4.2.6), Section 12.9, Section 13.1(b), Section 13.6 (and any Sections referenced therein), Section 13.7, and Article 14.

14.	MISCELLANEOUS

14.1.       Assignment.

14.1.1. General. Except as provided in this Section 14.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s prior written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (a) an Affiliate or (b) to a party that acquires, by merger, acquisition of stock, sale of assets, reorganization or otherwise, all or substantially all of the business of such Party or the entire business unit of such Party to which the subject matter of this Agreement relates, provided that any such assignment pursuant to clause (a) or (b) by Licensee will be subject to Section 8.6.5 and further, for any assignment pursuant to clause (b), Licensee may not, without Eureka’s prior written consent, undertake such assignment (i) to any direct competitor of Eureka or any Third Party that is not able to comply with Licensee’s representations, warranties and covenants set forth in this Agreement or (ii) with respect to such business or business unit if the only assets of such business or business unit are assets that solely relate to the Licensed Products. Any permitted successor or assignee of any rights or obligation under this Agreement must expressly assume performance thereof. Notwithstanding the foregoing, the assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 14.1.1 will be void.

14.1.2. Securitization. Notwithstanding anything to the contrary in Section 14.1.1 or elsewhere in this Agreement, Eureka may assign to a Third Party its right to receive the Development Milestone Payments under Section 8.2.1, the Sales Milestone Payments under Section 8.2.2, and the royalty payments under Section 8.3 (such assignment, a “Securitization Transaction”). In connection with a contemplated Securitization Transaction and after the closing of any such Securitization Transaction with a Third Party, Eureka may disclose to such Third Party the royalty reports contemplated under Section 8.6.2, and, to the extent any Milestone Payments are proposed to be included in the Securitization Transaction, the notices contemplated under Section 8.2.1 and Section 8.2.2, without the prior written consent of Licensee, notwithstanding them containing Licensee’s Confidential Information to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in such reports and plans that are no less stringent than the terms of Article 9 (but of duration customary in confidentiality agreements entered into for a similar purpose)), and to enable such Third Party to exercise its rights with respect to such Securitization Transaction, as applicable. As part of any consummated Securitization Transaction, subject to the terms of this Section 14.1.2 (Securitization), Eureka may assign, without the prior written consent of Licensee, its right to receive the royalty reports under Section 8.6.2 and, to the extent any Milestone Payments are proposed to be included in the Securitization Transaction, the notices contemplated under Section 8.2.1 and Section 8.2.2, and its right to conduct audits under Section 8.6.3 to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Sections.

14.2.       Governing Law. The Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of Delaware, notwithstanding any provisions of Delaware Law or any other Law governing conflicts of laws to the contrary.

14.3.       Dispute Resolution. Any dispute arising out of or in connection with this Agreement (except for disputes arising at the JSC, which will be resolved pursuant to Section 2.5.1) will be settled, if possible, through good faith negotiations between the Parties. If the Parties are unable to settle such dispute within 20 days after first considering such dispute, then such dispute will be referred to the Executive Officers. The Executive Officers of both Parties will meet to attempt to resolve such dispute. Such resolution, if any, of a referred issue will be final and binding on the Parties. All negotiations pursuant to this Section 14.3 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers cannot resolve such dispute within 30 days after either Party requests such a meeting in writing, then either Party will have the right to pursue any and all remedies available at law or equity, consistent with Section 14.4.

14.4.       Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of (a) the state trial courts in the City and County of San Francisco, California and (b) the United States District Court for the Northern District of California, for the purposes of any suit, action, or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit, or proceeding either in the United States District Court for the Northern District of California or if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in the state trial courts in the City and County of San Francisco, California. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state trial courts in the City and County of San Francisco, California or (ii) the United States District Court for the Northern District of California, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocable consents to service of process in the manner provided under Section 14.10 or by first class certified mail, return receipt requested, postage prepaid. THE PARTIES EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

14.5.       Entire Agreement; Amendments. This Agreement, together with the Clinical Supply Agreement, the Commercial Supply Agreement, the related quality agreement(s), and the Pharmacovigilance Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties. The Schedules attached hereto may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

14.6.       Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties will substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable nature of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

14.7.       Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

14.8.       Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

14.9.       Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “shall” will be construed to have the same meaning and effect as the word “will”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) the words “either” and “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (l) “days” refers to calendar days; (m) all accounting terms used but not otherwise defined herein will have the meanings ascribed to such terms under GAAP, when used in respect of Eureka, or IFRS, when used in respect of Licensee; and (n) all references to “$” amounts hereunder will be deemed to be Dollars.

14.10.     No Implied Waivers; Rights Cumulative. No failure on the part of Eureka or Licensee to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.11.     Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered (a) personally, (b) sent by e-mail (confirmed by a hard copy delivered as soon as practicable thereafter by the method described in clauses (c) or (d)), (c) sent by nationally-recognized overnight courier, or (d) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Eureka, to:	Eureka Therapeutics, Inc.
5858 Horton Street, Suite 170
Emeryville, CA 94608
United States of America
Attention: Victor Shum
Email: victor.shum@eurekainc.com

With a copy to (which will	Gibson Dunn & Crutcher LLP
not constitute notice):	555 Mission Street
San Francisco, CA 94105-0921
Attention: Robert Phillips and Todd Trattner
Email: rphillips@gibsondunn.com
ttrattner@gibsondunn.com

If to Licensee, to:	Estrella Biopharma, Inc.
5858 Horton Street, Suite 170
Emeryville, CA 94608
United States of America
Attention: President

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (i) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (ii) as of the date transmitted by e-mail; (iii) on the Business Day of receipt if sent by overnight courier; or (iv) on the Business Day of receipt if sent by mail. Any notice delivered by e-mail will be confirmed by a hard copy delivered as soon as practicable thereafter by the method described in clauses (iii) or (iv) above.

14.12. Compliance with Export Regulations. Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export Laws and regulations.

14.13. Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”) beyond such Party’s reasonable control and renders the performance impossible or illegal. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. The affected Party will notify the other Party in writing of any Force Majeure event that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure event and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure event continues, then the affected Party will update such notice to the other Party on a weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

14.14. Relationship of the Parties. It is expressly agreed that Eureka and Licensee will be independent contractors and that the relationship between Eureka and Licensee will not constitute a partnership, joint venture or agency. Eureka will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Licensee, without the prior written consent of Licensee, and Licensee will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Eureka, without the prior written consent of Eureka.

14.15. Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party hereto incurring such fees, costs and expenses.

14.16. Counterparts. The Agreement may be executed in two or more counterparts, including by facsimile, PDF signature pages, or other electronic means (including DocuSign), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.17. Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.18. Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken in furtherance of their respective obligations under this Agreement, including (a) furnishing to each other such further information; (b) executing and delivering to each other such other documents; and (c) doing such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Eureka Therapeutics, Inc.		Estrella Biopharma, Inc.

BY:	/s/ Cheng Liu	BY:	/s/ Qian Yang

NAME: Cheng Liu		NAME: Qian Yang

TITLE: President		TITLE: Chief Operating Officer

Eureka Therapeutics (Cayman), Inc.,

BY:	/s/ Cheng Liu

NAME: Cheng Liu

TITLE: President

ETCA-22-01387

[Signature Page to License Agreement]

Schedule 1.1.20

CD19 Binder

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Schedule 1.1.21

CD22 Binder

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Schedule 1.1.53

Eureka Licensed Patent Rights

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